SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

    Southwest Gas Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2018

Dear Shareholder:

You are cordially invited to the Annual Meeting of Shareholders of Southwest Gas Holdings, Inc. scheduled to be held on Thursday, May 3, 2018, at Cili Restaurant at Bali Hai Golf Club, 5160 Las Vegas Blvd. South, Las Vegas, Nevada 89119, commencing at 3:00 p.m. PDT. Your Board of Directors looks forward to greeting personally those shareholders able to attend.

The Notice of Annual Meeting of Shareholders and the Proxy Statement contain details of the business to be conducted at the Annual Meeting. Your Board of Directors asks you to support the director nominees and to follow its recommendations with respect to the other proposals set forth in the Proxy Statement.

It is important that your shares are represented and voted at the meeting regardless of the number of shares you own and whether or not you plan to attend. Accordingly, we request you vote, as instructed in the Notice of Internet Availability of Proxy Materials or proxy card, over the internet, by telephone or on the proxy card, as promptly as possible. If you received only a notice in the mail or by email, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the internet or by telephone because it is more convenient, conserves natural resources and reduces printing costs and postage fees.

Your interest and participation in the affairs of our company are greatly appreciated.

Sincerely yours,

John P. Hester

President and Chief Executive Officer

5241 Spring Mountain Road Las Vegas, Nevada 89150

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 23, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Southwest Gas Holdings, Inc. (the “Company”) will be held on Thursday, May 3, 2018, at 3:00 p.m. PDT, at Cili Restaurant at Bali Hai Golf Club, 5160 Las Vegas Blvd. South, Las Vegas, Nevada 89119, for the following purposes:

(1)	To elect ten directors of the Company;
(2)	To approve, on an advisory basis, the Company’s executive compensation;
(3)	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2018; and
(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company established March 6, 2018, as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.

Please review the proxy statement and vote, at your earliest convenience, using any of the following methods:
Call the phone number listed on your proxy card to vote BY TELEPHONE
Visit the website listed on your proxy card to vote VIA INTERNET
Sign, date and return your proxy card in the enclosed postage-paid envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

Your vote is very important. Please submit your proxy even if you plan to attend the Annual Meeting.

By Order of the Board of Directors

Karen S. Haller

Senior Vice President/General Counsel and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on

May 3, 2018: The Securities and Exchange Commission rules allow the Company to furnish its proxy materials via the internet. This process reduces the costs of printing and distributing our proxy materials. Therefore, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2017 Annual Report to Shareholders. The Notice contains instructions on how to access those documents via the internet and how to vote your shares through the internet. The Notice also contains instructions on how to request a paper or e-mail copy of our proxy materials, including this Proxy Statement, our 2017 Annual Report to Shareholders and a Proxy Card. All shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

The Annual Report to Shareholders for the year ended December 31, 2017, is either enclosed or available at www.swgasholdings.com/proxymaterials.

Southwest Gas Holdings 2018 Notice and Proxy    i

LOCATION OF 2018
SOUTHWEST GAS HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Spring Mountain Rd.
Industrial Rd.
Twain
Sands
TI
Mirage
Caesars Palace
N
Flamingo Rd.
Bellagio
Monte Carlo
New York New York
UNLV
Tropicana Ave.
Excalibur
Luxor Resort
Las Vegas Blvd.
Paradise Rd.
Mandalay Bay Rd.
Hacienda
Mandalay Bay Resort
Russell Rd.
cili
Bali Hai
GOLF CLUB
McCarran Airport
Decatur Blvd.
Interstate 15
215
Town Square
Sunset Rd.
Las Vegas Blvd.

Tropicana Ave.
N
Interstate 15
Mandalay Bay Resort
Las Vegas Blvd. (The Strip)
Russell Rd.
McCarran Airport
cili
Bali Hai
GOLF CLUB
215
Sunset Rd.

The meeting will be held in the **Cili Restaurant**.

LOCATION OF 2018 SOUTHWEST GAS HOLDINGS, INC. ANNUAL MEETING OF SHAREHOLDERS Cili Restaurant at Bali Hai Golf Club 5160 Las Vegas Blvd. South Las Vegas, NV 89119 Complimentary valet parking is available. Self-parking is on your right as you enter the Bali Hai Golf Club grounds. The meeting will be held in the Cili Restaurant.

M-1

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2018

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Southwest Gas Holdings, Inc. (the “Company”) for the 2018 Annual Meeting of Shareholders and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Thursday, May 3, 2018, at 3:00 p.m. PDT, at Cili Restaurant at Bali Hai Golf Club, 5160 Las Vegas Blvd. South, Las Vegas, Nevada 89119.

We intend to mail a Notice of Internet Availability of Proxy Materials (“Notice”) and make this Proxy Statement, a form of Proxy Card and our 2017 Annual Report to Shareholders available to shareholders on our website at www.swgasholdings.com/proxymaterials on or about March 23, 2018. We also will be mailing these materials to certain shareholders and to those shareholders who request paper or e-mail copies of the proxy materials on or about March 23, 2018.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting and described in these materials, including:

▪	The election of ten directors of the Company;
▪	The approval, in a non-binding advisory vote, of the compensation of the named executive officers;
▪	The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2018; and
▪	The transaction of other business, if properly presented at the meeting.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 6, 2018, the record date for the Annual Meeting, are entitled to receive notice of and vote at the meeting. If you were a shareholder of record on that date, you are entitled to vote all of the shares that you held on that date at the meeting, or any adjournment or postponement of the meeting.

If your shares are registered directly in your name, you are the holder of record of those shares. As the holder of record, you are receiving these proxy materials directly from us and have the right to vote by mailing your Proxy Card directly to us, submitting your voting instructions via the Internet or by telephone or voting in person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, you must provide proof of identification, e.g., driver’s license, state picture identification or passport.

If you hold your shares in a brokerage account or through a bank or other holder of record, you are the beneficial owner of the shares, and the shares are held in “street name.” Your broker, bank or other holder of record (collectively referred to as “broker”) is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote by following the instructions provided by your broker or to vote in person at the Annual Meeting. Shares held in street name may be voted in person at the Annual Meeting only if the shareholder obtains a legal proxy from the broker that holds the shares giving the shareholder the right to vote the shares.

If you hold your shares indirectly in the Southwest Gas Corporation Employees’ Investment Plan (the “EIP”), you have the right to direct the EIP trustee how to vote your shares by following the instructions from the EIP trustee accompanying the Proxy Statement. If you do not direct the EIP trustee how to vote your shares, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.

Southwest Gas Holdings 2018 Notice and Proxy    1

How many votes do I have?

You have one vote for each share of the Company’s common stock (“Common Stock”) you owned as of the record date for the Annual Meeting.

How do I vote?

If you are a registered shareholder, you can vote either in person at the Annual Meeting or by proxy whether or not you attend the meeting. To vote by proxy, you must either:

▪	Vote over the Internet at www.proxypush.com/swx by following the instructions on the enclosed Proxy Card or as provided in the Notice;
▪	Vote by telephone by calling toll-free 1-866-883-3382 on a touch-tone telephone and following the instructions on the enclosed Proxy Card; or
▪	Complete a Proxy Card, sign it and return it in the enclosed postage-paid envelope. The Notice has instructions on how to request a Proxy Card if you did not receive printed materials.

If your shares are held in street name, you should follow the voting instructions provided by your bank or broker. If you are a participant in the EIP, you should follow the instructions provided by the EIP trustee with respect to voting your EIP shares at the Annual Meeting.

Can I revoke or change my vote?

Yes, a record holder can revoke or change a vote at any time prior to the voting of shares at the Annual Meeting by (a) casting a new vote by telephone or over the internet; (b) sending a new Proxy Card with a later date; (c) sending a written notice of revocation that is received on or prior to May 2, 2018, by mail to EQ Shareowner Services, Southwest Gas Holdings, Inc., P.O. Box 64945, Saint Paul, MN 55164-0945; or (d) voting by ballot at the Annual Meeting. If a broker, bank, trustee or other nominee holds your shares, you must contact them in order to find out how to change your vote.

What are the Board’s recommendations?

The Board’s recommendations are set forth within the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

▪	FOR election of the nominated slate of directors (see Proposal 1);
▪	FOR approval, on an advisory basis, of executive compensation (see Proposal 2); and
▪	FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018 (see Proposal 3).

With respect to any other matter that properly comes before the Annual Meeting, Michael J. Melarkey and José A. Cárdenas, the proxies designated by the Board and identified in the accompanying Proxy Card, will vote all proxies granted to them at their discretion.

How many votes must be present to hold the Annual Meeting?

We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the shares entitled to vote are represented in person or by proxy at the meeting. As of the record date, 48,192,784 shares of Common Stock were outstanding and the presence, in person or by proxy, of the holders of at least 24,096,393 shares of Common Stock will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the votes considered being present at the meeting.

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange (the “NYSE”) determine whether matters presented at the Annual Meeting are “routine” or “non-routine” in nature. The election of directors is not considered a “routine” matter. Similarly, the advisory vote to approve executive

2    Southwest Gas Holdings 2018 Notice and Proxy

compensation is not considered a “routine” matter. Therefore, beneficial owners that hold in street name will have to give voting instructions to their brokers in order for a broker to vote on those matters. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners.

What vote is required to approve each Proposal?

Directors are elected by a plurality of the votes cast. However, our Corporate Governance Guidelines include a majority voting policy for directors. Pursuant to the Majority Voting Policy of the Board, any director who fails to receive majority support in his or her election will submit his or her resignation to the Board promptly after the certification of the election results. For more details of our majority voting policy, see “GOVERNANCE OF THE COMPANY—Majority Voting Policy” below. The affirmative vote of a majority of shares of Common Stock represented and voting at a duly held Annual Meeting at which a quorum is present (which shares of Common Stock voting affirmatively also constitute at least a majority of the required quorum) is necessary to ratify PricewaterhouseCoopers LLP’s selection as the independent registered public accounting firm for the Company for fiscal year 2018 and to approve, on an advisory basis, the Company’s executive compensation. Although the result of the vote to approve executive compensation is non-binding, the Board will consider the outcome of the vote when making future executive compensation decisions.

How are my votes counted?

▪	Election of Directors: You may vote “FOR all nominees (except as marked)” or “WITHHELD from all nominees.” If you mark “FOR all nominees (except as marked),” your votes will be counted for each of the other director nominees you do not list. Abstentions and broker non-votes shall have no effect on the election of directors.
▪	Advisory Vote to Approve Executive Compensation: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the advisory vote to approve executive compensation. The result of the vote to approve executive compensation is non-binding, and the Board will consider the outcome of the vote when making future executive compensation decisions. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the approval of the proposal.
▪	Ratification of the selection of PricewaterhouseCoopers LLP: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the ratification of the proposal.

We will appoint an inspector of election in advance of the meeting to tabulate votes, to ascertain whether a quorum is present and to determine the voting results on all matters presented to Company shareholders.

What if I do not vote for any or all of the matters listed on my Proxy Card?

As a shareholder of record, if you return a signed Proxy Card without indicating your vote on any or all of the matters to be considered at the Annual Meeting, your shares will be voted “FOR” the director nominees listed on the Proxy Card, “FOR” the advisory vote to approve executive compensation and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018 if you have not voted otherwise on a particular proposal.

Can the shares that I hold in a brokerage account or the EIP be voted if I do not instruct my broker or the EIP trustee?

▪	Shares held in street name: If you do not instruct your broker to vote your shares of Common Stock held in street name, your broker has the discretion to vote your shares on all routine matters scheduled to come before the Annual Meeting. For “non-routine” matters, your broker does not have discretion to vote your shares and, if you do not give your broker voting instructions, your shares will be considered broker non-votes. The election of directors and the advisory vote to approve executive compensation are considered “non-routine” matters, and in order to vote on these matters, you will need to instruct your broker on how to vote your shares. The ratification of the selection of the Company’s independent registered public accounting firm is “routine,” and your broker will have the discretion to vote your shares unless you provide voting instructions.

Southwest Gas Holdings 2018 Notice and Proxy    3

▪	Shares held in the EIP: If you do not provide instructions to the EIP trustee for the shares of Common Stock that you hold in the EIP, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.

Are proxy materials available on the Internet?

Complete copies of the Notice of 2018 Annual Meeting of Shareholders, this Proxy Statement and the 2017 Annual Report to Shareholders are available at www.swgasholdings.com/proxymaterials.

Why did I receive a Notice instead of a full set of the proxy materials?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish our proxy materials via the internet. Accordingly, we sent to the majority of our shareholders a Notice for this year’s Annual Meeting of Shareholders. Instructions on how to access the proxy materials via the internet or to request a paper or e-mail copy can be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or e-mail on an ongoing basis by submitting a request to us at either www.investorelections.com/swx or www.swgasholdings.com/proxymaterials. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates it.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. However, if you give your proxy and other matters are properly brought before the meeting, your shares will be voted at the discretion of the proxies, unless otherwise instructed.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who is soliciting my proxy?

Your proxy is being solicited by the Board, and the Company will bear the entire cost of the proxy solicitation. Morrow Sodali (“Morrow”), 470 West Avenue, Stamford, CT 06902 has been employed to assist in obtaining proxies from certain shareholders at an estimated cost of $9,000, plus certain expenses. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to you, if your shares are held in “street name.” Morrow will reimburse them for their expenses in providing the materials to you on our behalf. In addition, solicitation by our directors, officers or employees in person or by telephone, e-mail or facsimile may supplement solicitation of proxies. No additional compensation will be paid for such services.

4    Southwest Gas Holdings 2018 Notice and Proxy

GOVERNANCE OF THE COMPANY

Board of Directors

Under the provisions of the California Corporations Code and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board. The Board is kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided by management and by participating in Board and committee meetings.

Independence

The Board has determined that directors Boughner, Cárdenas, Chestnut, Comer, Hanneman, Mariucci, Melarkey, Thoman and Thomas have no material relationships with the Company and are independent (“Independent Directors”). The Board has also determined that all of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent.

In making these determinations, the Board reviewed all transactions or relationships with the Company using a definition of “material relationships” that (i) includes the criteria listed in Section 303A of the listing requirements of the NYSE and (ii) presumes that matters not subject to disclosure pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and matters above the Item 404 threshold which are authorized by Southwest Gas Corporation’s regulatory tariffs, are not “material relationships.” The definition of “material relationships” for directors on the Audit Committee also includes the criteria listed in Section 10A(m)(3) of the Exchange Act. The definition of “material relationships” for directors serving on the Compensation Committee also includes the criteria listed in Section 16(b) of the Exchange Act and Section 162(m) of the Internal Revenue Code (prior to the recent reforms). The independence criteria used are included in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.swgasholdings.com. The Board based its independence determination primarily on a review of the responses of the directors and officers to questions regarding employment and compensation history, affiliations and family relationships and on discussions with directors.

In concluding that the directors listed above are independent, the Board reviewed transactions pursuant to which we purchased approximately $1.9 million in datacenter and communications-related products and services in 2017 from Switch, Inc. (NYSE: SWCH) or its subsidiaries (“Switch”). Director Thomas and certain members of his family have an equity interest in Switch, and director Thomas is a director of Switch, Inc. The Nominating and Corporate Governance Committee, excluding director Thomas, has reviewed the Switch transaction annually since 2011 under the Company’s policy for related person transactions, taking into account all relevant information, and determined each year that director Thomas does not have a direct or indirect material interest in the transaction. The principal considerations in this determination are that the relationship with Switch was negotiated on an arm’s-length basis in the ordinary course of business, the transaction represents less than 1% of Switch’s annual revenues and director Thomas and his relatives and affiliates hold, collectively, a minority interest in Switch. Additionally, the committee considered the nature and scope of the relationship of director Thomas’ family with Switch, which does not involve any relative of director Thomas acting as an officer or employee of Switch or in any similar capacity. The transaction also represents less than 1% of our annual operations and maintenance expense. Based on the committee’s recommendation and its own review, the Board has determined that director Thomas is an Independent Director.

Board Meetings

The Board held five regular meetings in 2017 and an organizational meeting immediately following the 2017 Annual Meeting of Shareholders. Each incumbent director attended more than 75% of the Board and committee meetings on which he or she served during 2017. Non-management directors are expected to meet in an executive session at least four times a year, and the Independent Directors are expected to meet at least once a year. These sessions are presided over by Michael J. Melarkey, Chairman of the Board (the “Chair”), who is the current “Presiding Director.”

Board Leadership Structure

The policy of the Board is that the role of Chair should be separate from that of the Chief Executive Officer. The Chair is elected annually, at the organizational meeting, by the full Board. Every three years or upon a Chair’s resignation, retirement, or failure to be reelected to the Board by shareholders, the Board conducts an in-depth assessment of potential candidates for that position. The Board believes that this leadership structure is the appropriate structure for the Company because it allows the Board to exercise true independent oversight of management. It is the Board’s intention to reelect director Melarkey as Chair, subject to his reelection as a director at the Annual Meeting of Shareholders.

Southwest Gas Holdings 2018 Notice and Proxy    5

Risk Oversight

The entire Board is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk-aware and risk-adjusted decision making throughout the Company.

Regulation by various state and federal utility regulatory commissions is one of the key risks that is accepted as a part of being engaged in the utility industry. The limits imposed on Southwest Gas Corporation as a public utility permeate its business operating model (including pricing of services, authorized areas of service and obligations to serve the public). Other risks are associated with credit, liquidity, cybersecurity and operational matters and have evolved with changes in the natural gas distribution and construction industries.

The nature of these risks and the continuing obligations imposed on the Company resulted in the integration of risk assessment in the normal business oversight process. The Board receives regular reports from management in areas of material risk to the Company, including credit risk, liquidity risk and operational risk. Credit and liquidity risks are addressed in the review of capital budgets and ongoing capital requirements. Liquidity risks are also addressed in the review of gas supply acquisition and related regulatory cost recovery. Operational risks are addressed in the review of operating budgets, key performance indicators and regulatory compliance requirements, including pipeline safety requirements. Cybersecurity is a priority that is regularly addressed by the Board with the relevant functional leaders of the Company. The full Board receives these reports, as well as regular reports on the Company’s enterprise risk management program, from management to help enable it to oversee and manage the Company’s risks in these areas. Oversight responsibility rests with the full Board and is not assigned to any of the permanent committees.

Committees of the Board

The permanent Board committees are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The committees have detailed charters designed to satisfy applicable legal and regulatory requirements. The committees are composed solely of Independent Directors as outlined above. We refer to the committees of the Board by the name of the specific committee or, where it is clear by the context of the discussion, simply as the “committee.”

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert L. Boughner	✓		✓
José A. Cárdenas	✓		Chairman
Thomas E. Chestnut	✓		✓
Stephen C. Comer	✓	Chairman
LeRoy C. Hanneman, Jr	✓	✓
John P. Hester
Anne L. Mariucci		✓	✓
Michael J. Melarkey		✓	✓
A. Randall Thoman	Chairman		✓
Thomas A. Thomas	✓		✓

The Audit Committee, whose functions are discussed here and below under the caption “Audit Committee Information,” is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The committee meets periodically with management to consider, among other things, the adequacy of the Company’s internal controls and financial reporting process. The committee also discusses these matters with the Company’s independent registered public accounting firm, internal auditors and Company financial personnel. The Board has determined that directors Comer and Thoman each qualify as an “audit committee financial expert,” as the term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

The Compensation Committee is responsible for determining Chief Executive Officer compensation and making recommendations to the Board annually on such matters as directors’ fees and benefit programs, executive compensation and benefits and compensation and benefits for all other Company employees. The committee’s responsibilities, as outlined in its charter, cannot be delegated without Board approval. The committee receives

6    Southwest Gas Holdings 2018 Notice and Proxy

recommendations from management on the amount and form of executive and director compensation, and the committee has the ability to directly employ consultants to assess the executive compensation program and director compensation, which it routinely does. The committee is also responsible for the “Compensation Committee Report” and related disclosures contained in this Proxy Statement.

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding nominees to be proposed for election as directors; evaluating the Board’s size, composition, organization, processes, practices and committee structures; and developing the criteria for the selection of directors. The committee considers written suggestions from shareholders regarding potential nominees for election as directors. The process for selecting directors is addressed in more detail below under the caption “Selection of Directors.” The committee is also charged with the responsibility of developing and recommending to the Board corporate governance principles and implementing and monitoring compliance with the Company’s Code of Business Conduct and Ethics.

During 2017, the Audit Committee held five meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held seven meetings.

The charters for the Audit, Compensation and Nominating and Corporate Governance Committees, the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics that applies to all employees, officers and directors are available on the Company’s website at www.swgasholdings.com. Print versions of these documents are available to shareholders upon request directed to the Corporate Secretary, Southwest Gas Holdings, Inc., 5241 Spring Mountain Road, Las Vegas, NV 89150.

Selection of Directors

We believe the Board should be composed of individuals with varied, complementary backgrounds, who possess certain core competencies, some of which may include broad experience in business, finance or administration and familiarity with national and international business matters. Additional factors that will be considered in the selection process include the following:

▪	Independence from management;
▪	Diversity, age, education and geographic location;
▪	Knowledge and business experience;
▪	Integrity, leadership, reputation and ability to understand the Company’s business;
▪	Existing commitments to other businesses and boards; and
▪	The current number and competencies of our existing directors.

We define “diversity” in a broad sense, i.e., age, race, color, gender, geographic origin, ethnic background, religion, disability and professional experience. Neither the Nominating and Corporate Governance Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee takes diversity into consideration as it does the other factors listed above in selecting the director nominees for approval by the Board. The Nominating and Corporate Governance Committee does not assign a specific weight to any one factor.

The Nominating and Corporate Governance Committee will consider director candidates suggested by shareholders by applying the criteria for candidates described above and considering the additional information referred to below. Shareholders who would like to suggest a candidate should write to the Company’s Corporate Secretary and include:

▪	A statement that the writer is a shareholder and is proposing a candidate for consideration as a director nominee;
▪	The name of and contact information for the candidate;
▪	A statement of the candidate’s business and educational experience;
▪	Information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;
▪	A statement detailing any relationship between the candidate and the Company, Company affiliates and any competitor of the Company;
▪	Detailed information about any relationship or understanding between the proposing shareholder and the candidate;
▪	Information on the candidate’s share ownership in the Company; and
▪	The candidate’s written consent to being named a nominee and serving as a director, if elected.

The Nominating and Corporate Governance Committee has an ongoing program for identifying and evaluating potential director candidates. When seeking a candidate for director, the Nominating and Corporate Governance

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Committee may solicit suggestions from incumbent directors, management or others. As candidates are identified, their qualifications are reviewed in light of the selection criteria outlined above. Whether any of such candidates are selected depends upon the current director composition, the dynamics of the Board and the ongoing requirements of the Company (see “Board Evaluation and Succession Planning” below).

Shareholders may also nominate a person for election to the Board at an annual meeting by giving written notice to the Company not less than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, or within 10 days after notice is mailed or public disclosure is made regarding either a change of the annual meeting by more than 30 days or a special meeting at which directors are to be elected. In order to make such a nomination, a shareholder is required to include in the written notice the following:

▪	As to each person whom the shareholder proposes to nominate for election or reelection as a director, all the information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A of the Exchange Act;
▪	Each person’s written consent to being named a nominee and serving as a director, if elected;
▪	The name and address of the proposing shareholder or beneficial owner; and
▪	The class and number of shares of the Common Stock held directly or indirectly by the proposing shareholder.

All candidates for the Board also may be required to complete a director questionnaire provided by the Company.

Board Evaluation and Succession Planning

Each year, the Board and its committees conduct self-evaluations of their respective performances. These processes are overseen by the Nominating and Corporate Governance Committee and are reviewed annually to ensure that they are effective and that all appropriate feedback is being sought and obtained. As part of the Board’s most recent self-evaluation process, the directors considered various topics relating to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee self-evaluation processes are led by their respective committee chairs, as provided in the committee charters. Each committee performance evaluation includes a review of the committee charter to consider the necessity and appropriateness of changes.

Annual evaluations are a key component of the director nomination process and director succession planning. In planning for succession, the Nominating and Corporate Governance Committee and the Board consider the results of Board evaluations, as well as other appropriate information, including the overall mix of tenure and experience of the Board, the types of skills and experience desirable for future Board members and the needs of the Board and its committees at the time. Recent succession planning discussions have focused on the size and composition of the Board, including Board diversity, and anticipated director retirements.

Given the importance of recruiting qualified, independent directors to serve as directors of the Company, the Board believes that it is prudent to conduct an organized search for potential director candidates in order to preserve the high quality of the Board and maintain its diversity of experience. Following the 2016 annual meeting of shareholders, director Cárdenas was named Chairman of the Nominating and Corporate Governance Committee to lead the execution of our succession plans over the course of the next several years, and the committee engaged a search firm to identify and assist the committee in the evaluation of potential director candidates.

Majority Voting Policy

The Company’s Corporate Governance Guidelines set forth our majority voting policy for directors, which states that, in an uncontested election, if any director nominee receives a greater number of votes “withheld” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”), the director nominee must tender his or her resignation following certification of the shareholder vote.

The Nominating and Corporate Governance Committee must promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

▪	the stated reasons, if any, why shareholders withheld their votes;
▪	possible alternatives for curing the underlying cause of the withheld votes;

8    Southwest Gas Holdings 2018 Notice and Proxy

▪	the director’s tenure;
▪	the director’s qualifications;
▪	the director’s past and expected future contributions to the Company; and
▪	the overall composition of the Board.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board may accept a director’s resignation or reject the resignation. Thereafter, the Board will promptly publicly disclose its decision regarding the tendered resignation, including its rationale for rejecting the tendered resignation, if applicable. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our Bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

Any director who tenders his or her resignation pursuant to this policy may not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. If each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote must appoint a committee among themselves to consider any resignation offers and recommend to the Board whether to accept such resignation offers.

Through this policy, the Board seeks to be accountable to all shareholders and respects the rights of shareholders to express their views through their votes for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a greater than 50% “withheld” vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. Accordingly, the Board’s policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum or would otherwise adversely impact the Company.

Transactions with Related Persons

The Company has written policies and procedures for the review, approval and ratification of transactions with related persons. The policy addresses transactions in which the Company was or is a participant, the amount exceeds $120,000 and a related person had or will have a direct or indirect material interest. The definition of “related person” includes any director, officer, nominee for director or five percent beneficial owner and any of their immediate family members. These transactions will be reported to the Company’s General Counsel, reviewed by the Nominating and Corporate Governance Committee and approved or ratified only if the committee determines that the transaction is not inconsistent with the best interests of the Company. The policy, included in the Company’s Corporate Governance Guidelines, is available on the Company’s website at www.swgasholdings.com.

Each transaction with a related person is unique and must be assessed on a case-by-case basis. In determining whether or not a transaction is inconsistent with the best interests of the Company, the Nominating and Corporate Governance Committee considers all of the relevant facts and circumstances available to the committee, including without limitation:

▪	The related person’s interest in the proposed transaction;
▪	The approximate dollar value of the amount involved in the proposed transaction;
▪	The approximate dollar value of the amount of the related person’s interest in the proposed transaction without regard to the amount of any profit or loss;
▪	Whether the transaction is proposed to be, or was, undertaken in the ordinary course of business of the Company;
▪	Whether the transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
▪	The purpose of, and the potential benefits to the Company from, the transaction;
▪	The impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; and
▪	Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Company was engaged in one related person transaction required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act during 2017. The transaction involves a consulting agreement with an entity owned by Dr. Joseph W. Haller, the spouse of Karen S. Haller, the Company’s General Counsel and Corporate

Southwest Gas Holdings 2018 Notice and Proxy    9

Secretary. In 2008, we first entered into an agreement with Dr. Haller to secure computer application development and support for Southwest Gas Corporation’s transmission pipeline integrity management program and engineering data analysis services. Our actual cost under the agreement since the beginning of 2017 was approximately $145,000. Our cost under the agreement for 2018 is expected to be less than 2017, as the Company integrates alternative service providers. The Nominating and Corporate Governance Committee determined that Ms. Haller and Dr. Haller have a direct material interest in the transaction; however, consistent with the Company’s related person transaction policy, the committee determined that entering into and continuing the agreement is not inconsistent with the best interests of the Company.

Directors and Officers Share Ownership Guidelines

In order to better align the interests of management and the Board with that of all shareholders, the Company has adopted Common Stock ownership guidelines for directors and officers.

Each outside director is required to retain at least five times the value of his or her annual cash retainer in Common Stock (or equivalents). Each outside director is required to fulfill the requirement within five years of beginning service on the Board. All outside directors are currently in compliance with these guidelines.

Each Company officer and each officer of Southwest Gas Corporation is required to accumulate Common Stock with a target value equal to a multiple of the officer’s base salary, ranging from one times base salary for vice presidents, three times base salary at the senior vice president level and above and five times base salary for the Chief Executive Officer. If an officer has not yet reached the applicable target ownership requirement, he or she is required to retain a portion of the shares of Common Stock acquired from any stock option exercise or the vesting of restricted stock units or performance shares. The applicable retention rate is 75% for the Chief Executive Officer and 50% for all other officers. Qualified shares include Common Stock owned directly by the officer or his or her spouse, Common Stock held by the officer or his or her spouse in the Company’s 401(k) or Dividend Reinvestment Plan and restricted stock units which have been granted but are subject to time vesting requirements. Similar to the requirement for Company officers, certain senior officers of the Company’s primary construction services subsidiary, Centuri Construction Group, Inc. (“Centuri”), including Centuri’s Chief Executive Officer, are required to defer cash compensation into a deferral plan account with returns based on Centuri’s financial performance. The target value for Centuri’s Chief Executive Officer is three times base salary. All officers of the Company and its subsidiaries are currently in compliance with applicable guidelines.

Pledging, Hedging and Other Transactions in Company Securities

Our insider trading policy prohibits directors and executive officers of the Company from pledging Company securities as collateral for a loan unless the individual provides reasonable assurance of the financial capacity to repay the loan without resorting to the pledged securities and obtains pre-clearance of the pledge. Transactions by directors and executive officers in Company securities involving short sales, puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Directors and executive officers are also prohibited from entering into hedging, monetization transactions or similar arrangements involving Company securities. We believe these prohibitions ensure that levels of stock ownership in accordance with our stock ownership guidelines are effective in aligning each individual’s interests with those of our shareholders.

Compensation Committee Interlocks and Insider Participation

Board members who served on the Compensation Committee during 2017 were directors Comer, Hanneman, Mariucci, Melarkey and Wright. None of these directors has ever been an officer or employee of the Company or any of its subsidiaries, and no “compensation committee interlocks” existed during 2017. No member of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K of the Exchange Act.

Director Attendance at Annual Meetings

We strongly support and encourage each member of our Board to attend our annual meeting of shareholders. Last year, all of the director nominees attended the 2017 Annual Meeting of Shareholders.

10    Southwest Gas Holdings 2018 Notice and Proxy

Communications with Directors

Any shareholder and other interested parties who would like to communicate with the Board, the Presiding Director or any individual director can write to:

Southwest Gas Holdings, Inc.

Corporate Secretary

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, NV 89193-8510

Depending on the subject matter, the Corporate Secretary will either:

▪	Forward the communication to the director or directors to whom it is addressed;
▪	Attempt to handle the inquiry directly, for example, where it is a request for information about the Company or a stock-related matter; or
▪	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic.

If the communication is addressed to the Presiding Director, the communication will be forwarded directly to the Presiding Director and will not be processed by the Corporate Secretary. At each regular Board meeting, management presents a summary of all communications received since the last Board meeting which were not previously forwarded and such communications are made available to all of the directors.

Securities Ownership by Directors, Director Nominees, Executive Officers, and Certain Beneficial Owners

Directors, Director Nominees and Executive Officers. The following table discloses all Common Stock beneficially owned by the Company’s directors, the nominees for director and the executive officers of the Company, as of March 6, 2018.

Directors, Nominees & Executive Officers	No. of Shares Beneficially Owned(1)		Percent of Outstanding Common Stock(2)
Robert L. Boughner	35,952		*
José A. Cárdenas	18,209		*
Thomas E. Chestnut	28,311		*
Stephen C. Comer	27,811	(3)	*
LeRoy C. Hanneman, Jr.	25,407	(4)	*
John. P. Hester	77,645	(5)(6)	*
Anne L. Mariucci	27,311		*
Michael J. Melarkey	31,646		*
A. Randall Thoman	22,122	(7)	*
Thomas A. Thomas	26,452		*
Roy R. Centrella	37,665	(6)	*
Karen S. Haller	28,040	(6)(8)	*
Eric DeBonis	14,296		*
Paul M. Daily	0		*
Other Executive Officers	79,949		*
All Directors and Executive Officers	480,816		1.00%
(1)	Common Stock holdings listed in this column include restricted stock units granted to the Company’s executive officers and directors.

(2)	“*”No individual officer or director owned more than 1% of outstanding Common Stock.

(3)	The holdings include 3,500 shares over which Mr. Comer has shared voting and investment power with his spouse through a family trust.

(4)	The holdings include 4,475 shares over which Mr. Hanneman has shared voting and investment control with his spouse through a family trust.

(5)	The holdings include 7,765 shares over which Mr. Hester’s spouse has voting and investment control.

Southwest Gas Holdings 2018 Notice and Proxy    11

(6)	Number of shares does not include 28,018 shares held by the Southwest Gas Corporation Foundation, which is a charitable trust. Messrs. Hester and Centrella and Ms. Haller are trustees of the Foundation but disclaim beneficial ownership of the shares held by the foundation.

(7)	The holdings include 3,139 shares over which Mr. Thoman has shared voting and investment power with his spouse through a family trust.

(8)	The holdings include 1,002 shares over which Ms. Haller’s spouse has voting and investment control.

Beneficial Owners. BlackRock Inc. reported on Schedule 13G, filed on January 19, 2018, ownership in excess of 5% of the Common Stock. The Vanguard Group, Inc. reported on Schedule 13G, filed on February 8, 2018, ownership in excess of 5% of the Common Stock. The holdings of these entities on the dates noted in the filings and as a percentage of the shares outstanding on March 6, 2018, are as follows:

Beneficial Owner	No. of Shares Beneficially Owned	Percent of Outstanding Common Stock
BlackRock Inc.(1)	5,481,786	11.37%
55 East 52nd Street New York, New York 10055
The Vanguard Group, Inc.(2)	4,416,213	9.16%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
(1)	BlackRock Inc. has sole voting power over 5,361,846 shares, no voting power over 119,940 shares and sole dispositive power over all of the shares beneficially owned.

(2)	The Vanguard Group, Inc. has sole voting power over 56,191 shares, shared dispositive power over 58,232 shares and sole dispositive power over 4,357,981 of the shares beneficially owned.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company has procedures in place to assist directors and executive officers in complying with Section 16(a) of the Exchange Act, which includes the preparation of forms for filing. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2017 with the reporting requirements of Section 16(a) of the Exchange Act.

12    Southwest Gas Holdings 2018 Notice and Proxy

ELECTION OF DIRECTORS

(Proposal 1 on the Proxy Card)

The Board of Directors Recommends a Vote FOR Election of the Board’s Nominees.

General

The authorized number of directors is currently fixed at ten. At our Annual Meeting, shareholders will elect directors to hold office until the next annual meeting of shareholders or until their successors shall be elected. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Robert L. Boughner, José A. Cárdenas, Thomas E. Chestnut, Stephen C. Comer, LeRoy C. Hanneman, Jr., John P. Hester, Anne L. Mariucci, Michael J. Melarkey, A. Randall Thoman and Thomas A. Thomas. All of the nominees are independent under the NYSE corporate governance rules except for Mr. Hester. Each of the nominees was elected to his or her present term of office at our 2017 Annual Meeting. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine, unless the Board, in its discretion, reduces the number of directors serving on the Board.

Vote Required

Directors are elected by a plurality of votes cast. Our majority voting policy for directors in our Corporate Governance Guidelines states that in an uncontested election, if any director nominee receives more votes “withheld” from his or her election as compared to votes “FOR” such election, the director nominee shall tender his or her resignation. For more details of our majority voting policy, see “GOVERNANCE OF THE COMPANY—Majority Voting Policy” above.

Names, Qualifications and Reasons for Selection of Nominees

The director nominees, as outlined below, possess core competencies in management, operations, finance, administration and strategic transactions, and they have significant expertise in the industries that matter most to our business. Each of the nominees resides or has conducted significant business inside Southwest Gas Corporation’s service territory, which we believe is key to an understanding of the regulatory and legislative environment in which we operate. The nominees have also demonstrated personal integrity and strong leadership while overseeing impressive growth in both of the Company’s business segments over the last several years. They bring diverse and unique perspectives, are able to challenge management and also possess vast experience with mergers and acquisitions. We believe that the nominees’ skills and experience, including their combined knowledge of financial, legal and regulatory matters, enhance the Board’s ability to make decisions that create shareholder value.

The names of the nominees, their principal occupation and the Board’s reasons for their selection are set forth on the following pages. Except as noted, each of the nominees has held the position below his or her name for at least the past five years.

The Board recommends a vote FOR ALL of the ten Nominees listed on the following pages.

Southwest Gas Holdings 2018 Notice and Proxy    13

Robert L. Boughner

Mr. Boughner, 65, has more than 30 years of executive management and more than 20 years of board-level experience with substantial experience in highly regulated industries, including casino gaming and financial services. He retired from Boyd Gaming Corporation (NYSE: BYD), a multi-jurisdictional gaming company, in August 2016 after a 40-year career with Boyd, most recently serving as Boyd’s Executive Vice President and Chief Business Development Officer. In that role, he oversaw business development and resort operations, as well as the acquisition and integration of various hotel and casino assets. Prior to that appointment, Mr. Boughner held other senior executive positions with both Boyd and Boyd project companies for the design, development, operation and expansion of hotels and casinos. During various phases of his career with Boyd his roles included primary accountability for new market expansion, top line and profit margin growth and optimization of significant administrative and business processes. He continues as a member of Boyd’s board of directors where he has served since 1996. Since 2016, Mr. Boughner has served as a Senior Partner with Global Market Advisors, an international hospitality and gaming advisory firm. Previously, Mr. Boughner served as an independent director for 20 years on boards of subsidiaries of Western Alliance Bancorporation (NYSE: WAL), including Bank of Nevada and Western Alliance Bank, during periods of asset acquisition, multiple rounds of capital-raising and rapid expansion in Nevada, California and Arizona. Mr. Boughner is involved in various educational, philanthropic and civic organizations.

Retired Gaming Executive

Private Investor

Director Since: 2008

Board Committees: Audit, Nominating and Corporate Governance

Qualifications, Skills and Experience

The Board determined that Mr. Boughner should serve as a director of the Company because of his business and leadership experience with Boyd both in Nevada and nationally, as well as his experience as a director of Boyd and Western Alliance Bancorporation entities.

José A. Cárdenas

Mr. Cárdenas, 65, has been Senior Vice President and General Counsel for Arizona State University (ASU) since January 2009. In addition to serving as chief legal officer of the University, he serves as a representative on and to the boards of directors of ASU affiliated and related entities such as the ASU Foundation. From 1982 through 2008, Mr. Cárdenas was a partner in the Phoenix based law firm of Lewis and Roca. He was the firm’s managing partner (chief executive) from 1999 to 2003 and then the firm’s chairman from 2003 through 2008. Mr. Cárdenas is a native of Las Vegas, Nevada. He received his undergraduate degree from the University of Nevada, Las Vegas in 1974 and a law degree from Stanford University Law School in 1977. Mr. Cárdenas has been admitted to practice law in Arizona, California, the Ninth Circuit Court of Appeals and the United States Supreme Court and is a member of various bar associations, including the Hispanic National Bar Association. Mr. Cárdenas was a member of the board of directors of Swift Transportation Company (NYSE: SWFT) until the completion of its merger with Knight Transportation, Inc. in 2017. He is active in community and charitable activities, including service as a trustee of the Virginia G. Piper Charitable Trust. He is a past chairman of the boards of Greater Phoenix Leadership, Valley of the Sun United Way, the Translational Genomics Research Institute and O’Connor House.

Senior Vice President and General Counsel Arizona State University

Director Since: 2011

Board Committees: Audit, Nominating and Corporate Governance (Chair)

Qualifications, Skills and Experience

The Board determined that Mr. Cárdenas should serve as a director because of his business and legal experience and his leadership experience as a director of Swift Transportation Company and as a trustee or chairman for a number of private foundations and institutes.

14    Southwest Gas Holdings 2018 Notice and Proxy

Thomas E. Chestnut

Mr. Chestnut, 67, was the owner, President and Chief Executive Officer of Chestnut Construction Company from 1990 until 2013. After serving in Vietnam with the U.S. Army, he began a career in the construction industry in 1972 with Del Webb Corporation. Leaving Del Webb in 1980 as Manager of Commercial Operations, Mr. Chestnut took a position with The Wray Company, a commercial contractor and wholly owned subsidiary of Weyerhaeuser Company. He remained with Wray until 1990 when he founded Chestnut Construction Company in Tucson, Arizona. Mr. Chestnut is a past president and life director of the Arizona Builders Alliance and a past president of the Arizona Building Chapter of the Associated General Contractors of America. He is a past chair and life trustee of the Carondelet Foundation, a member and past president of the Tucson Conquistadores and a member and past director of the Centurions of St. Mary’s Hospital. Mr. Chestnut was named the 2001 Tucson Small Business Leader of the Year by the Tucson Metropolitan Chamber of Commerce and the 2002 Arizona Small Business Person of the Year by the United States Small Business Administration.

Retired Construction Executive

Director Since: 2004

Board Committees: Audit, Nominating and Corporate Governance

Qualifications, Skills and Experience

The Board determined that Mr. Chestnut should serve as a director of the Company because of his business experience in the residential and commercial construction businesses and his leadership experience in managing his construction business. In addition, the Board based its recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 2004.

Stephen C. Comer

Mr. Comer, 68, received his degree in business administration from California State University Northridge in 1972. He began his career with Arthur Andersen LLP in Los Angeles and established Arthur Andersen’s Las Vegas office, as its managing partner, in 1985. Leaving Arthur Andersen in 2002, Mr. Comer took a position as partner with Deloitte & Touche LLP and was promoted to managing partner of its Nevada practice in 2004. He retired in 2006. He serves as a director of Pinnacle Entertainment, Inc. (NYSE: PNK). He is a member of the American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants and holds a professional CPA license in the State of Nevada. He is also involved in numerous civic, educational and charitable organizations.

Retired Managing Partner

Deloitte & Touche LLP

Director Since: 2007

Board Committees: Audit, Compensation (Chair)

Qualifications, Skills and Experience

The Board determined that Mr. Comer should serve as a director of the Company because of his business, accounting and auditing experience with Arthur Andersen LLP and Deloitte & Touche LLP and his leadership positions with both entities, as well as his experience as a director of Pinnacle Entertainment, Inc.

LeRoy C. Hanneman, Jr.

Mr. Hanneman, 71, received his undergraduate degree in construction engineering from Arizona State University. From 2002 until his retirement in 2010, he was the Chief Executive Officer and managing member of Element Homes, L.L.C., a homebuilding and real estate development company with projects in the metropolitan Phoenix, Arizona area. Mr. Hanneman is a 35-year veteran of the housing industry and former President, Chief Operating and Executive Officer of Del Webb Corporation. Mr. Hanneman left Del Webb Corporation after its merger with Pulte Homes Corporation in 2001. He has served on a number of charitable organization boards including United Way, Boy Scouts of America and Boys & Girls Clubs

of America.

Retired Construction Executive

Private Investor

Director Since: 2009

Board Committees: Audit, Compensation

Qualifications, Skills and Experience

The Board determined that Mr. Hanneman should serve as a director of the Company because of his business and leadership experience in the housing industry with Del Webb Corporation and throughout the Company’s service territory.

Southwest Gas Holdings 2018 Notice and Proxy    15

John P. Hester

Mr. Hester, 55, has been President and Chief Executive Officer since March 2015 and was named President in August 2014. Mr. Hester joined the Company in 1989, and has been named to various positions at Southwest Gas, such as Director/Regulatory Affairs and Systems Planning in 2002, Vice President/Regulatory Affairs and Systems Planning in 2003, Senior Vice President/Regulatory Affairs and Energy Resources in 2006, and Executive Vice President in 2013. Prior to joining Southwest Gas, he worked at the Illinois Department of Energy and Natural Resources, as well as the Illinois Commerce Commission. He received his bachelor’s and master’s degrees in economics from Northern Illinois University. Mr. Hester is a past trustee of the Las Vegas Metro Chamber of Commerce and currently serves on the American Gas Association Board of Directors, the Catholic Charities of Southern Nevada Board of Trustees and the College of Southern Nevada Foundation Board of Trustees.

President and Chief Executive Officer

Southwest Gas Holdings, Inc.

Southwest Gas Corporation

Director Since: 2015

Board Committees: None

Qualifications, Skills and Experience

The Board determined that Mr. Hester should serve as a director because, as President and Chief Executive Officer of the Company, he has an intimate working knowledge of all aspects of the
Company’s operations.

Anne L. Mariucci

Ms. Mariucci, 60, has over 30 years of experience in homebuilding and real estate. Prior to 2003, Ms. Mariucci held a number of senior executive management roles with Del Webb Corporation and was responsible for its large-scale community development and homebuilding business. She also served as President of Del Webb following its merger with Pulte Homes, Inc. in 2001 until 2003. Since 2003, she has been affiliated with the private equity firm Hawkeye Partners (Austin, Texas). Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She serves as a director of CoreCivic, Inc. (NYSE: CXW), Taylor Morrison Home Corporation (NYSE: TMHC), Banner Health, the Arizona State University Foundation and the Fresh Start Women’s Foundation. Ms. Mariucci is a past chairman of the Arizona Board of Regents and served on the board from 2006 to 2014. She is a past director of the Arizona State Retirement System, HonorHealth and Action Performance Companies, as well as a past trustee of the Urban Land Institute.

Private Investor

Retired Real Estate Development and
Homebuilding Executive

Director Since: 2006

Board Committees: Compensation, Nominating and Corporate Governance

Qualifications, Skills and Experience

The Board determined that Ms. Mariucci should serve as a director of the Company because of her experience as a director of other publicly traded companies, business and financial expertise and experience in the housing industry with Del Webb Corporation and Pulte Homes and throughout the Company’s service territories.

Michael J. Melarkey

Mr. Melarkey, 68, was a partner in the law firm of Avansino, Melarkey, Knobel, Mulligan & McKenzie for more than 35 years until the firm’s merger in 2015 with McDonald, Carano and Wilson, a statewide Nevada law firm (MCW). He received his undergraduate degree from the University of Nevada, Reno, his law degree from the University of San Francisco and his masters in laws in taxation from New York University. Mr. Melarkey was actively engaged in private legal practice in Reno, Nevada from 1976 until his firm’s merger with MCW in 2015. Following the merger, Mr. Melarkey was named Of Counsel with MCW. Mr. Melarkey is a former member of the American Bar Association and the International Association of Gaming Lawyers and is licensed to practice law in the State of Nevada. He is a trustee of the Bretzlaff Foundation, the Robert S. and Dorothy J. Keyser Foundation, the Roxie and Azad Joseph Foundation and the E. L. Wiegand Trust. He is Vice President of Miami Oil Producers, Inc. and from 2015 until 2017 held management positions and ownership interests in the Pioneer Crossing Casino in Fernley, Nevada, the Pioneer Crossing Casino in Dayton, Nevada and the Pioneer Crossing Casino in Yerington, Nevada. He also serves as a director of numerous mutual funds, including eight registered investment companies advised by Gabelli Funds, LLC, five registered investment companies advised by Keeley-Teton Advisors, LLC and seven registered investment companies advised by Teton Advisors, Inc.

Retired Partner

Avansino, Melarkey, Knobel, Mulligan & McKenzie

Director Since: 2004

Chairman of the Board

Board Committees: Compensation, Nominating and Corporate Governance

Qualifications, Skills and Experience

The Board determined that Mr. Melarkey should serve as a director because of his business and legal experience, his leadership abilities as a trustee for a number of private foundations and as a director of a number of mutual funds. In addition, the Board based its recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 2004.

16    Southwest Gas Holdings 2018 Notice and Proxy

A. Randall Thoman

Mr. Thoman, 66, received his degree in accounting from the University of Utah and has been a Certified Public Accountant for more than 30 years. He began his career with Deloitte & Touche LLP and became a Partner in June 1991. For 15 years, Mr. Thoman was the Partner with primary responsibility for the technical interpretation and application of accounting principles and audit standards and the review of all reporting issues and financial statements for Nevada-based companies registered with the SEC. Mr. Thoman retired from Deloitte & Touche LLP in October 2009. Mr. Thoman served on the board of SHFL Entertainment, Inc. until its acquisition in 2013.

Retired Partner

Deloitte & Touche LLP

Director Since: 2010

Board Committees: Audit (Chair), Nominating and Corporate Governance

Qualifications, Skills and Experience

The Board determined that Mr. Thoman should serve as a director of the Company because of his business, accounting and auditing experience with Deloitte & Touche LLP, his leadership positions at the firm and his experience with SEC reporting and compliance, as well as his prior experience as a director of another publicly traded company.

Thomas A. Thomas

Mr. Thomas, 60, received his undergraduate degree in finance and his juris doctorate from the University of Utah. After obtaining his law degree, he joined Valley Bank of Nevada and held various executive positions with the bank until its merger with Bank of America in 1992. After the merger, he became managing partner of Thomas & Mack Co., an investment management and commercial real estate development company with properties and developments in Nevada, California, Arizona, and Utah. Mr. Thomas is a member of the board of directors of Switch, Inc. (NYSE: SWCH). He is actively involved in numerous charitable organizations including the Opportunity Village Foundation, the UNLV Foundation Advisory Board, the Las Vegas Rotary Club and the Las Vegas Area Council of the Boy Scouts of America. He is a member of the Nevada Bar Association and was instrumental in establishing the Thomas & Mack Legal Clinic and Moot Court Facility at the UNLV Boyd School of Law.

Managing Partner

Thomas & Mack Co. LLC

Director Since: 2008

Board Committees: Audit, Nominating and Corporate Governance

Qualifications, Skills and Experience

The Board determined that Mr. Thomas should serve as a director because of his banking and business experience and his familiarity with the commercial markets throughout the Company’s service territories.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

Southwest Gas Holdings 2018 Notice and Proxy    17

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18    Southwest Gas Holdings 2018 Notice and Proxy

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our 2017 executive compensation program, the compensation decisions made by the Compensation Committee (the “Committee”) under our executive compensation program and the factors considered in making such decisions. This section focuses on the compensation of the Company’s named executive officers (“NEOs”) for fiscal 2017, who were:

▪	John P. Hester, President and Chief Executive Officer (the “CEO”)
▪	Roy R. Centrella, Senior Vice President/Chief Financial Officer
▪	Karen S. Haller, Senior Vice President/General Counsel and Corporate Secretary
▪	Eric DeBonis, Senior Vice President/Operations, Southwest Gas Corporation
▪	Paul M. Daily, President and Chief Executive Officer, Centuri Construction Group Inc.

In January 2017, we completed a reorganization of our corporate structure, as a result of which Southwest Gas Corporation (the predecessor publicly held parent company, “Southwest”) and Centuri Construction Group Inc. (previously a subsidiary of Southwest, “Centuri”) became subsidiaries of the Company, a newly created holding company. Southwest is the primary entity in our natural gas utility business segment (the “utility segment”), and Centuri is the primary entity in our energy distribution construction segment (the “construction segment”).

In connection with the reorganization, Messrs. Hester and Centrella and Ms. Haller retained officer positions with Southwest, while also becoming officers of the Company. During 2017, Mr. DeBonis, Senior Vice President/Operations of Southwest, and Mr. Daily, President and Chief Executive Officer of Centuri, were designated executive officers of the Company based on the significance of their positions within the overall organization. Each of these officers were determined to be NEOs due to their position as CEO, CFO or one of the other three most highly compensated officers of the Company during 2017. Therefore, this Compensation Discussion and Analysis addresses the compensation program of the Company, including elements of Southwest and Centuri compensation, where and as applicable to each of the NEOs. In this Compensation Discussion and Analysis, we sometimes refer to Messrs. Hester, Centrella and DeBonis and Ms. Haller as the “Southwest Officers.”

Executive Summary

2017 Business Results

Calendar year 2017 reflects not only a year of strong operational and financial performance, but the advancement of many strategic initiatives, which are laying the groundwork for our continued success. We believe that our compensation programs, by focusing on the core fundamentals of our businesses and incentivizing long-term financial performance, have been and will continue to be successful at motivating the operational and strategic achievements that foster the creation of shareholder value. Recent accomplishments include the following:

▪	Record basic earnings per share in 2017 of $4.04, up from $3.20 in 2016.
▪	Dividends declared per share were $1.62 in 2015, $1.80 in 2016 and $1.98 in 2017. In February 2018, the Board increased the quarterly dividend from 49.5 cents per share to 52 cents per share ($2.08 on an annual basis and a 5% increase), effective with the June 2018 payment.
▪	Record stock price of $86.87 on December 4, 2017.
▪	Effective January 1, 2017, we completed a reorganization into a holding company structure, which provides additional flexibility to deliver shareholder value.
▪	In 2017, Centuri achieved its eighth consecutive year of record revenues, at $1.2 billion.

We have continued to deliver positive returns to our shareholders, generating total shareholder returns (stock price appreciation and reinvested dividends) as shown in the following chart. Over the three-, five- and ten-year periods ending December 31, 2017, we have delivered more value, as expressed by annualized total shareholder return, than the S&P Utilities Index and the S&P 500 Index.

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Total Shareholder Return

Development of New Incentive Compensation Structure

In 2016, the Committee instructed Pay Governance LLC (“Pay Governance”), its independent compensation consultant, to perform a comprehensive review of the Company’s total compensation program for Southwest Officers relative to its compensation peer group (discussed below), industry trends and compensation best practices. Findings of this review included: (i) Southwest’s legacy incentive compensation program (the “Legacy Program”) placed less emphasis on financial performance metrics as compared to most compensation programs employed by the peer group, (ii) the balance of annual and long-term incentive compensation under the Legacy Program was skewed toward annual performance while most peers provided larger long-term incentives and (iii) total direct compensation of the Southwest Officers was below the median range of the peer group due largely to a shortfall in long-term equity compensation.

Based on the results of this study, the Committee approved a new incentive compensation program for the Southwest Officers (the “New Structure”) that it believes (i) creates a more competitive program relative to our competitors for executive talent, (ii) aligns with best practices recommended by Pay Governance, (iii) responds to shareholder expectations for pay-for-performance alignment and (iv) provides greater linkage between executive compensation and the Company’s long-term business strategy. The New Structure rebalances incentives toward the long-term and aligns incentive compensation opportunities to the peer group median for respective Southwest Officer positions. The New Structure provides for cash-based annual incentive awards and long-term equity compensation comprised of performance-based equity compensation measured over the three-year performance period (“Performance Shares”) and time-lapse restricted stock units (“time-lapse RSUs”). Under the New Structure, a greater portion of each Southwest Officer’s total compensation is at-risk and variable based on performance relative to metrics that are more directly aligned with shareholder interests.

As a result of the New Structure, the CEO’s target total direct compensation (base salary and target annual and long-term incentive compensation values) increased for 2017 primarily due to an increased performance-based incentive opportunity. The following chart illustrates the rebalance of compensation under the New Structure beginning with the 2017 fiscal year. Target annual and long-term incentive opportunities for the CEO increased in 2017 and 2018 over the levels in prior years, and base salary accounts for a smaller portion of target total direct compensation.

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2015 - 2018 CEO Total Direct Compensation(1)

(1)	CEO compensation in the chart does not include “Change in Pension Value and Nonqualified Deferred Compensation Earnings” or “All Other Compensation.” Equity awards are reflected at the grant date fair value.

(2)	Estimated 2018 compensation is based on the CEO’s 2017 base salary, target annual incentive and actual annual equity awards. Actual 2018 annual incentive payout will vary based on performance against fiscal 2018 goals.

(3)	Bonus approved by the Committee in 2016 in recognition of strong financial performance of the Company and because target total direct compensation was determined to be below the competitive range.

(4)	Shares granted under Legacy Program in 2017 that were earned based on performance in 2016. Awards of this type will not recur under the New Structure (as discussed below under “Transition to New Structure”).

Transition to New Structure

In February 2017, the Committee initiated the New Structure, including its incentive compensation components. By design, payouts under the incentive compensation plans of the Legacy Program (following the achievement of predetermined performances goals) were made in the form of time-lapse RSUs. For Legacy Program performance periods ending December 31, 2016, applicable performance goals were satisfied, and the Southwest Officers earned payouts under the Legacy Program. Accordingly, at its February 2017 meeting, the Committee certified those performance results and granted Southwest Officers time-lapse RSUs as a function of the Legacy Program. Therefore, the compensation of Southwest Officers included in the Summary Compensation Table for 2017 includes elements of both the Legacy Program and the New Structure. In future years, the total compensation reflected in the Summary Compensation Table will reflect only grants made under the New Structure.

The chart above illustrates the impact of this one-time overlap of equity awards in 2017 with respect to the CEO’s total compensation as reported in the Summary Compensation Table compared to prior and estimated future years. The other Southwest Officers included in the Summary Compensation Table have similar one-time increases in compensation for 2017.

Based on feedback received from extensive outreach, many of our largest shareholders expressed favorable views of the changes embodied in the New Structure, and none of the shareholders with whom we were able to engage expressed negative opinions. We look forward to continuing the dialogue on executive compensation and other matters of importance to our shareholders.

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Annual Incentive Compensation Paid for 2017 Performance

The Company and Southwest exceeded their respective net income targets of adjusted consolidated net income of $157.5 million for the Company and adjusted utility segment net income of $123 million for Southwest in fiscal 2017. Centuri did not reach its target pretax income goal of $55.8 million but exceeded threshold performance under this metric. These performances, coupled with achievements under applicable operational, safety and individual goals, resulted in Messrs. Hester and Centrella and Ms. Haller receiving annual incentive awards equal to 121% of their respective target awards, Mr. DeBonis receiving an award equal to 129% of his target award and Mr. Daily receiving an award equal to 92.3% of his target award (each as a specified percentage of base salary).

In the calculation of actual results under the adjusted net income measures for the Company and Southwest, the Committee excluded the aggregate benefit of the change to the federal corporate income tax rate pursuant to the Tax Cuts and Jobs Act of 2017 (the “TCJA”). As a result, and because Centuri’s financial measure for 2017 was pretax income, the bonuses of the NEOs were not impacted by the TCJA. See “Details of Compensation Program—Annual Incentive Compensation” below.

Past Company performance has established a strong financial platform for sustainable growth into the future, and these recent accomplishments are expected to contribute to our ability to provide total shareholder returns over the long term. Going forward, we expect further alignment between executive compensation and shareholder returns under the New Structure implemented by the Committee, as well as Centuri’s long-term incentive plan (as discussed in more detail below).

Commitment to Best Practices

We maintain executive compensation policies that are consistent with sound corporate governance and best practices. We annually review our executive compensation program and make changes where appropriate for our business and shareholders. Key policies include:

▪	Stock ownership (or equivalent) guidelines for NEOs and directors, with retention thresholds set at a competitive and meaningful multiple of annual base salary or board retainer fees
▪	Compensation Committee composed only of Independent Directors
▪	Independent compensation consultant retained by the Committee, which has no other business with the Company
▪	Change in control arrangements which do not provide for excise tax gross-ups or severance amounts greater than three times base salary
▪	Double trigger equity acceleration following a change in control
▪	No dividends paid on unvested stock-based awards until the underlying awards have vested
▪	No tax reimbursements or gross-ups for benefits or perquisites
▪	Clawback policy that permits the Company to recover from our NEOs cash or equity incentive compensation in certain circumstances
▪	Annual review of peer group used to assess executive compensation
▪	Annual say-on-pay vote for shareholders
▪	Anti-pledging and anti-hedging policies that apply to all of our executives and directors

Compensation Program Objectives, Key Considerations and Principles

Philosophy and Objectives

The overall objectives of our executive compensation program are to:

▪	Recruit, retain, reward and motivate executive talent;
▪	Align the interests of the NEOs with those of the Company and its shareholders;
▪	Provide internally equitable and externally competitive compensation opportunities; and
▪	Recognize and reward performance that meets or exceeds the Company’s targets.

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Specifically, the Committee developed our executive compensation program to address the key business considerations and related compensation principles discussed below:

▪	Executive pay should be highly aligned with Company performance. The Committee is firmly committed to providing the Company’s executives with incentive compensation opportunities that are directly tied to the measures of performance that it believes lead to shareholder value creation. We recognize that the compensation program should reward strong performance. Accordingly, a significant portion of each NEOs total direct compensation is earned only by achieving annual and long-term performance goals.
▪	Use of equity-based incentives, combined with stock ownership requirements, is key to aligning management interests with the Company’s shareholders. The Committee seeks to align Southwest Officer interests with shareholders by (i) delivering long-term incentive compensation in the form of equity, (ii) requiring meaningful officer stock ownership, and (iii) providing significant components of incentive compensation based on total shareholder return and financial performance measures, which foster growth in both our regulated and unregulated business segments. Centuri’s annual and long-term incentives are also primarily based on metrics that are meaningful for shareholders, and Mr. Daily is required to invest in a deferral plan option with returns based on Centuri’s financial performance.
▪	Performance for our customers fosters enhanced shareholder value. In our utility segment, we strive to work collaboratively with regulators to achieve positive results for both customers and shareholders, and we recognize that customer satisfaction and the Company’s safety record are both essential elements in the regulatory process. Safety is also critical to the success of our construction segment, and safety goals carry significant weight under Centuri’s annual incentive plan. By emphasizing our core mission and values of safety, service and reliability, the Committee believes that it motivates achievements that are the platform for increased shareholder returns.
▪	Compensation programs should discourage undue risk-taking. The performance measures employed in the Company’s incentive compensation programs, in addition to being reflective of the Company’s core mission and business strategies, are also interdependent such that overemphasis by management in one area (such as cost containment) has the potential to negatively impact performance in other areas (such as customer satisfaction ratings and incident response times). We believe that the tension between the measures mitigates risk. We further mitigate risk by capping incentive award payouts and by setting target opportunities at levels that strike a reasonable balance among base salary and both annual and long-term incentives.
▪	The executive compensation program should be prospective. The Committee does not take into consideration the results of previously earned performance awards and the deferral of cash compensation in establishing the appropriate level of future compensation. The Committee does, however, take into consideration the Company’s past performance in determining the long-term performance awards and in setting new performance targets.

Pay for Performance

With respect to each of our NEOs, all annual cash incentives and long-term incentives were “at risk” performance-based compensation, as those awards are either variable based on the level of performance against incentive targets or are subject to continued employment and stock price performance during a three-year vesting period. The portion of total direct compensation designed to be at risk pay depends upon the NEO’s position and the ability of that position to influence outcomes, as well as compensation market factors and risk mitigation considerations. Mr. Hester, the Company’s CEO, has the largest portion of pay at risk. In 2017, the percentage of his targeted total direct compensation opportunity at risk was approximately 75%. For the other NEOs, the average percentage of such compensation at risk was approximately 61%.

Chief Executive Officer Target Compensation	Other NEOs Target Compensation

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Compensation Program Administration

Role of the Committee

The Committee administers our executive compensation programs. The Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, the CEO’s performance in relation to such goals and objectives and, together with the other Independent Directors of the Board, the CEO’s actual compensation. The Committee also reviews, together with the CEO, and approves the salaries and incentive compensation for the other executive officers.

Role of Management

Management, including the NEOs, provides guidance to, and receives direction from, the Committee regarding executive compensation. Management annually provides information to the Committee regarding what it believes to be appropriate levels of the various elements of direct compensation (including target awards for incentive compensation), as well as the thresholds, targets and maximums of the performance measures. Information is gathered from Company operating data, external independent surveys and publicly available compensation comparisons. Decisions regarding CEO compensation are made solely by the Committee in executive session.

Role of Independent Compensation Consultant

While consultants may be retained by management to assess executive compensation, the Committee has the authority, independent of management, to employ and retain consultants to assist it in establishing the executive compensation objectives and in determining whether the objectives have been satisfied. In 2017, the Committee engaged Pay Governance as an independent consultant to perform a competitive pay benchmarking analysis of the Southwest Officers, independent from management’s recommendations. Pay Governance’s engagement with the Committee also included a review and analysis of director compensation. Pay Governance did not receive any fees from the Company for services other than the fees paid with respect to executive and director compensation services.

For 2017, the Committee analyzed whether the work of Pay Governance or any other executive compensation advisor raised any conflict of interest, taking into consideration all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Committee determined, based on its analysis of all relevant factors, that no conflicts of interest were present.

How We Determine Amounts Paid for Each Element of Compensation

We operate in a competitive environment for talented executives, and the Committee analyzes a variety of information as it seeks to identify competitive levels of compensation within the relevant markets in which we operate.

Peer Group

The companies in the compensation peer group for the Southwest Officers were selected because they represent those companies considered by the Committee to be the most comparable to the Company in terms of business operations, operational complexity, revenue, market capitalization and overall financial performance. For 2017, the peer group was composed of 13 companies in the utility industry, which at the time of selection had no less than half and no more than twice the reported revenue of the Company.

▪ Atmos Energy Corporation	▪ Pinnacle West Capital Corporation
▪ Avista Corporation	▪ PNM Resources, Inc.
▪ Black Hills Corporation	▪ Portland General Electric Company
▪ Great Plains Energy, Inc.	▪ Spire Inc.
▪ New Jersey Resources Corporation	▪ Vectren Corporation
▪ Northwestern Corporation	▪ Westar Energy, Inc.
▪ ONE Gas, Inc.

Compensation Review

Pay Governance performed a comprehensive competitive compensation benchmarking, which included assessments of all elements of compensation for the Southwest Officers. The competitive compensation benchmarking data reviewed by the Committee included base salary, annual incentive compensation and long-term

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incentive compensation found in the proxy statements filed by companies in the proxy peer group. The structures of the incentive, deferred compensation and supplemental retirement programs of the Company were also reviewed in comparison to peer company programs.

To supplement the executive compensation information derived from its study of the peer group with respect to the Southwest Officers, as well as to identify the relevant market for Mr. Daily, the Committee also reviewed and considered executive compensation benchmarking data provided by management and compensation surveys prepared by the American Gas Association, Towers Watson and FMI Compensation. Statistical analysis was employed based on relative total annual revenues in order to adjust for size differences and to determine competitive pay rates for our NEOs based upon the data derived from the surveys.

Benchmarking of Compensation

In reference to the data and analyses discussed above, the Committee reviewed competitive target compensation levels for each NEO relative to the 50th percentile of the relevant market. For each NEO position, base salary, target total cash compensation (base salary plus annual incentive award) and target total direct compensation (base salary plus annual incentive award plus the target value of long-term incentive compensation) were benchmarked and analyzed at the median level. After giving effect to the New Structure for Southwest Officers, the Committee found that base salaries, target total cash compensation and target total direct compensation for each of the Southwest Officers were aligned with the relevant market benchmarks.

The Committee determined that Mr. Daily’s target annual incentive opportunity is above the median level for peer companies and that his target long-term opportunity is below the median level. However, his target total direct compensation is competitive with the relevant market. The levels of the various elements of Mr. Daily’s compensation, along with inducement compensation discussed below, were principally determined through the negotiation of Mr. Daily’s employment agreement in 2016. Nevertheless, in 2017, Mr. Daily agreed to an incremental rebalancing of his annual and long-term incentive compensation starting in 2018.

Other elements of overall compensation of the NEOs (perquisites, welfare benefits, retirement benefits and post-termination benefits) were implemented at various times over the past several years to remain competitive with the relevant market. In determining the Company’s overall compensation, we annually compare elements of direct compensation and the level of other benefits with those of the relevant market to ensure the Company remains competitive.

Consideration of 2017 Say-on-Pay Vote

The Company holds an annual say-on-pay advisory vote regarding executive compensation. At the 2017 annual meeting of shareholders, approximately 94% of the votes cast were in favor of the compensation of the NEOs as described in the proxy statement for the 2017 annual meeting. The Board and Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation philosophy, policies and decisions were necessary based solely on the vote results. Nevertheless, as discussed in this Compensation Discussion and Analysis, the Committee made some important changes to various components of our executive compensation for fiscal year 2017, which demonstrate our ongoing commitment to ensure our executive compensation remains aligned with the interests of our shareholders and current market practices. Additionally, we determined that our shareholders should vote on a say-on-pay proposal each year. The Board recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION” in this Proxy Statement.

Details of Compensation Program

The nature of the Company’s operations and competitive considerations have led the Committee to design and employ compensation programs that we believe are comparable to compensation programs widely used in the utility and construction industries, as applicable. To accomplish our objectives, our programs are designed to respond to changing market conditions and to offer a broad spectrum of compensation opportunities. Performance is the critical component of our programs, and both individual and overall Company performance can impact an NEO’s level of compensation on an annual basis.

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Why We Pay Each Element

The elements of executive compensation for the NEOs and the purpose for providing each element are described below:

Element	Purpose	Summary of Features
Base Salary	▪ Recognize leadership responsibilities and value of executive’s position to the Company. ▪ Serve as a competitive compensation foundation.

▪  Targeted at 50th percentile of relevant peer group companies.

▪  Adjustments are made based upon the value of the position to the business, individual performance and pay relative to the appropriate market.

Annual Incentive Plans	▪ Encourage and reward NEO contributions in achieving short-term performance goals. ▪ Align management interests with customers and shareholders. ▪ Address individual performance goals for the NEOs.

▪  Awards paid out annually in cash.

▪  NEO award values are subject to downward adjustment for failure to satisfy individual goals.

▪  No awards paid if financial performance is below certain minimum levels.

Long-Term Incentives	▪ Provide executives with long-term performance goals to work toward. ▪ Align management interests with shareholders. ▪ Retain management with awards subject to service vesting.

▪  Centuri’s long-term incentive is a cash plan.

▪  Southwest Officers receive long-term incentives through both time-lapse RSUs and Performance Shares.

▪  Centuri and Southwest performance awards are earned based on three-year financial performance.

Executive Health, Welfare and Retirement Benefits	▪ Provide executives reasonable and competitive benefits. ▪ Encourage savings for retirement. ▪ Retain executives with pension benefits subject to service vesting.

▪  Health and welfare benefits consistent with standard benefits provided to all employees.

▪  401(k) plan and non-qualified deferred compensation plans allow for deferral of compensation and Company contributions.

▪  Qualified and supplemental non-qualified pension benefits.

Southwest Change in Control Agreements

▪  Ensure attention and dedication to performance without distraction in the circumstance of a potential change in control.

▪  Enables executives to maintain objectivity with respect to merger or acquisition offers considered by the Board.

▪  Double trigger change in control severance agreements without any excise tax gross-up.

▪  Accelerated vesting of equity awards upon certain terminations following change in control.

▪  Potential increase to supplemental pension benefit.

Centuri CEO Employment Agreement

▪  Ensure attention and dedication to performance without distraction in the circumstance of a potential change in control.

▪  Inducement to executive employment relationship.

▪  Protect the Company’s interests.

▪  Two-year term, with automatic renewals.

▪  Provides change in control severance and severance outside of change in control scenario.

▪  Supplemental deferred compensation contributions.

▪  Non-competition and non-solicitation restrictive covenants.

Base Salaries

Salaries for the Company’s NEOs are established based on the scope of their responsibilities, taking into account competitive market compensation paid by the peer group and additional salary survey data for similar positions. The competitive market processes discussed above were used by the Committee to help ensure that salaries are reasonable, competitive and properly address position responsibility. The range of salaries available through this

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review provides an objective standard to determine the appropriate level of salary for a given executive position. Salaries are reviewed annually and are subject to mid-year adjustment to realign salaries with market levels after taking into consideration individual responsibilities, performance, inflation and experience. The following mid-year salary increases were provided to the NEOs in 2017 based on this methodology:

	2016 Rate (through mid-2017)	2017 Rate (effective mid-2017)	Percentage Increase

John P. Hester	$750,000	$825,000	10.0%

Roy R. Centrella	$410,000	$430,000	4.9%

Karen S. Haller	$357,000	$377,000	5.6%

Eric DeBonis	$309,000	$322,000	4.2%

Paul M. Daily	$500,000	$550,000	10.0%

Annual Incentive Compensation

We establish cash incentive opportunities on an annual basis, expressed as a percentage of each individual’s base salary. The target level of annual incentive opportunities granted to Southwest Officers are based primarily on the competitive compensation benchmarking. The value of Mr. Daily’s incentive was largely the product of the negotiation of his employment agreement, as discussed above, but the Committee also determined that it falls within a reasonable range for his position. The target incentive opportunities for the NEOs were set at the following percentages of base salary for 2017:

Incentive Opportunities (% of salary)

John P. Hester	100%

Roy R. Centrella	60%

Karen S. Haller	60%

Eric DeBonis	50%

Paul M. Daily	120%

Southwest Annual Incentives. Annual incentive opportunities under the New Structure for 2017 were payable entirely in cash, whereas annual incentives under Legacy Program for 2016 were paid 60% in cash and 40% in time-lapse RSUs. The CEO’s target annual incentive opportunity under the New Structure for 2017 was 100% of base salary versus the 115% of base salary opportunity he was provided under the Legacy Program in 2016.

The 2017 performance measures for Southwest Officers were tied to measures of financial performance, customer satisfaction, productivity and safety. For 2017, the Committee derived the targets for our four performance measures as follows:

▪	Adjusted Net Income. The primary financial measure is adjusted net income, which is measured on a consolidated basis for Messrs. Hester and Centrella and Ms. Haller because of their influence over both of the Company’s business segments, and measured solely for the utility segment for Mr. DeBonis. Both adjusted net income measures were designed to exclude the impact of Company-owned life insurance to more closely represent Company-driven outcomes. The target for the adjusted net income component was $157.5 million on a consolidated basis and $123 million for the utility segment, which were derived from Company and Southwest business plans and budgets.
▪	Customer Satisfaction. The customer satisfaction measure is based on independent customer surveys conducted in each of our utility operating divisions. The target for this component was 92% customer satisfaction, a 2% increase from our 2016 target.
▪	Productivity. The productivity measure was designed to reward success in reaching a predetermined level of operations and maintenance expense per customer. The target was $209 per customer, which represents 2016 performance under this metric plus an adjustment for expected inflation.
▪	Safety. The Committee chose the two components of the safety performance measure because they are oriented toward incidents associated with the Company’s gas distribution systems and thereby linked to risks in areas such as regulation, operations, reputation and franchise value. The Company’s 2017 target for damage per 1,000 tickets is 1.80, a higher level of achievement than the American Gas Association peer median. The target for incident response time within 30 minutes was 69%, representing a 2% improvement from the Company’s 2016 target.

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For plan year 2017, the weighting of the measures was as follows: Adjusted Net Income: 40%; Customer Satisfaction: 20%; Productivity: 20% and Safety: 20%. The financial performance measures were previously weighted 20% under the Legacy Program for plan year 2016.

Actual awards for each measure are determined as of year-end by comparing the Company’s performance to the threshold, target and maximum levels set by the Committee at the beginning of the year for each performance measure. When threshold performance for any measure is achieved, an award with respect to that measure is earned. Award payouts can range from 70% (at threshold) to 100% (at target) to 140% (at maximum) of the assigned incentive opportunity for each measure, based on where actual results fall in the range from threshold to target to maximum. No awards are paid with respect to any measure if 80% of target adjusted net income is not achieved. We determine actual payouts through linear interpolation.

The thresholds, targets and maximums and actual results under the four core performance measures for 2017 are set forth below:

Measure	Threshold	Target	Maximum	Actual	Weighting	Payout %

Adjusted Net Income:

Consolidated (000s)(1)	$141,750	$157,500	$173,250	$165,321	40%	47.95%

Utility (000s)(1)	$114,390	$123,000	$131,610	$138,567	40%	56.00%

Customer Satisfaction	88%	92%	95%	94.58%	20%	26.88%

Productivity (O&M/Customer)	$212	$209	$206	$208.06	20%	22.51%

Safety:

Damage per 1,000 Tickets	2.10	1.80	1.50	1.37	10%	14.00%

Response Times w/in 30 Min.	66%	69%	72%	68.60%	10%	9.60%

Total:

Consolidated						121%

Utility						129%
(1)	In the calculation of actual results under the adjusted net income measures, the Committee excluded the aggregate impact of the TCJA.

The Committee has the discretion to reduce an NEO’s overall award that would otherwise be earned for failure to satisfy individual performance goals. The Committee reviews the CEO’s individual performance to determine whether there will be any downward adjustment. For 2017, individual performance goals for the CEO centered on promoting fundamental business strategies, maximizing shareholder value, pursuing regulatory initiatives and overseeing the construction services segment.

The CEO reviews the other executive officers’ individual performances to determine whether there will be any downward adjustment in the performance awards. As a result of such review, if the CEO recommends a downward adjustment in the performance awards, the CEO will bring the matter before the Committee for review and approval. Mr. Centrella’s goals were centered on investor relations activities, financial planning and execution, external reporting, regulatory compliance and strategic planning matters. Ms. Haller’s goals pertain to legal matters, corporate ethics and compliance, enterprise risk management and the corporate secretary, human resources and administrative functions. Mr. DeBonis’ goals were directed to maintaining system safety and reliability, controlling operating costs and enhancing customer service. The individual performance goals for the CEO and other Southwest Officers were satisfied, and there were no reductions in their awards in respect to 2017.

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Adjusted net income, both on a consolidated and utility segment basis, exceeded 80% of our target, and achievements under the performance measures aggregated for a payout of 121% of the target incentive award opportunity for Ms. Haller and Messrs. Hester and Centrella and 129% of target for Mr. DeBonis. These aggregated percentage payouts are multiplied by the total incentive opportunity (expressed above as a percentage of base salary) to determine the overall dollar value of the annual award. The following table details the actual payouts associated with the 2017 annual incentive awards of the Southwest Officers:

	Incentive Opportunities (% of salary)	Total Achievement of Performance Measures (% of target)	Incentive Earned (% of salary)	Incentive Earned ($)

John P. Hester	100%	121%	121.0%	$998,250

Roy R. Centrella	60%	121%	72.6%	$312,180

Karen S. Haller	60%	121%	72.6%	$273,702

Eric DeBonis	50%	129%	64.5%	$207,690

Centuri Annual Incentives. For Centuri, the Committee selected financial performance, safety and individual goals for the 2017 annual incentive opportunities.

▪	Financial Measure. The primary financial measure is pretax income, with a target of $55.8 million, which was derived from Centuri’s business plans and budgets.
▪	Safety. The safety goal is based on the American Gas Association days away from work, restricted or transferred (DART) incident rate, the industry standard measurement for safety. The target of 1.0, represents a significantly better score than the median of Centuri’s competitors.
▪	Individual Performance. The individual performance measure is based on success in achievement of specified individual goals and objectives, which for Mr. Daily included a number of operational, strategic, management and organizational development goals and objectives, reflecting his position as the chief executive of the construction segment.

For plan year 2017, the weighting of the measures was as follows: Pretax Income: 60%; Safety: 20% and Individual Performance: 20%.

Actual awards for each measure are determined as of year-end by comparing Centuri and individual performance to the threshold, target and maximum levels set by the Committee at the beginning of the year for each performance measure. When threshold performance for any measure is achieved, an award with respect to that measure is earned. Award payouts can range from 65% (at threshold) to 100% (at target) to 170% (at maximum) of the assigned incentive opportunity for each measure, based on where actual results fall in the range from threshold to target to maximum. We determine actual payouts through linear interpolation.

The thresholds, targets and maximums and actual results under the three performance measures for 2017 are set forth below:

Measure	Threshold	Target	Maximum	Actual		Weighting	Payout %

Pretax Income	$39.1 million	$55.8 million	$69.8 million	$44.0 million	(1)	60%	42.5%

Safety (DART)	1.89	1.00	0.40	0.76		20%	25.6%

Individual	Acceptable	Expected	Excellence	Expected		20%	24.2%

Total							92.3%
(1)	In the calculation of actual results under the pretax income measure, the Committee excluded the impact of the fourth quarter acquisition of New England Utility Constructors, including transaction and financing expenses and additional income from operations of the acquired business.

No awards are paid in any year unless 50% of target pretax income is achieved. In 2017, pretax income exceeded 50% of target, and achievements under the other performance measures aggregated for a payout of 92.3% of the target incentive award opportunity for Mr. Daily. The aggregated percentage payout is multiplied by the total incentive opportunity (expressed above as a percentage of base salary) to determine the overall dollar value of the annual award. The following table details the potential and actual payouts associated with the 2017 annual incentive award to Mr. Daily:

	Incentive Opportunities (% of salary)	Total Achievement of Performance Measures (% of target)	Incentive Earned (% of salary)	Incentive Earned ($)

Paul M. Daily	120%	92.3%	110.8%	$609,310

Southwest Gas Holdings 2018 Notice and Proxy    29

For 2018, Mr. Daily’s annual incentive opportunity was reduced to 100% of base salary in connection with a corresponding increase to his long-term incentive opportunity.

Long-Term Incentive Compensation

Our long-term incentive compensation is designed to provide incentives for maintaining long-term performance and strengthening shareholder value over a three-year performance period. Southwest Officers are incentivized with equity compensation. Centuri maintains a cash based long-term incentive plan for Centuri executives, including Mr. Daily. The Committee based the value of incentive awards granted to Southwest Officers primarily on the competitive compensation benchmarking, while the value of Mr. Daily’s incentive award was largely the product of the negotiation of his employment agreement. For 2017, the target long-term incentive opportunities for the NEOs were set at the following percentages of base salary:

	Incentive Opportunities (% of salary)

	RSUs	Performance Shares	Cash	Total

John P. Hester	60%	140%	—	200%

Roy R. Centrella	30%	70%	—	100%

Karen S. Haller	30%	70%	—	100%

Eric DeBonis	30%	60%	—	90%

Paul M. Daily	—	—	50%	50%

Southwest Long-Term Incentives. Long-term incentives for the Southwest Officers under the New Structure for performance periods beginning in 2017 are composed of time-lapse RSUs and Performance Shares. The CEO’s target long-term opportunity under the New Structure for the three-year performance period beginning in 2017 is 200% of base salary, 70% in the form of Performance Shares and 30% granted as time-lapse RSUs. At target, this set of incentives is greater in value than the aggregate value of long-term incentives under the Legacy Program.

▪	RSUs. The Committee believes that grants of time-lapse RSUs promote and encourage long-term retention and service to the Company, align the interests of our NEOs with those of our shareholders through increased share ownership and provide a balanced approach to long-term compensation. At its February 2017 meeting, the Committee approved the 2017 grants under this program, which the Board ratified. The number of RSUs granted was determined based on the closing price for our Common Stock for the last trading day of 2016 ($76.62 per share). The time-lapse RSUs granted in 2017 vest 40% one year after the award date and 30% following each of the next two years, assuming continued service.

The table below illustrates the target long-term incentive opportunity granted as time-lapse RSUs, and the number granted:

	RSU Component (% of salary)	RSU Component ($)	RSUs Granted (#)

John P. Hester	60%	$450,000	5,873

Roy R. Centrella	30%	$123,000	1,605

Karen S. Haller	30%	$107,100	1,398

Eric DeBonis	30%	$ 92,700	1,210

▪	Performance Shares. The Committee believes that the payment of long-term incentive compensation in the form of Performance Shares, measured over a three-year performance period, rewards our NEOs for improved financial performance of the Company, thereby giving them an incentive to enhance long-term shareholder value. The target number of Performance Shares granted was determined based on the closing price for our Common Stock for the last trading day of 2016 ($76.62 per share). Performance Shares granted in 2017 are earned upon achievement of financial performance goals for the three-year period from 2017 through 2019.

30    Southwest Gas Holdings 2018 Notice and Proxy

The table below illustrates the target long-term incentive opportunity granted as Performance Shares, and the number of Performance Shares granted:

	PS Component (% of salary)	Target PS Component ($)	Target PSs Granted (#)

John P. Hester	140%	$1,050,000	13,704

Roy R. Centrella	70%	$ 287,000	3,746

Karen S. Haller	70%	$ 249,900	3,262

Eric DeBonis	60%	$ 185,400	2,420

For Performance Shares granted in 2017 to Messrs. Hester and Centrella and Ms. Haller, 60% are earnable based on a consolidated earnings per share (“EPS”) performance measure, and 40% are earnable based on a utility segment return on equity (“ROE”) performance measure. For Mr. DeBonis, 60% of the Performance Shares are based on utility segment net income, and 40% are based on ROE. Each of these measures is adjusted to remove the impact of Company-owned life insurance.

At its meeting in February 2017, the Committee established the threshold, target and maximum performance levels upon which Performance Share awards would be based for the 2017 through 2019 performance period and awarded grants of Performance Shares to the Southwest Officers, which were later ratified by the Board. The target levels were based on Company and Southwest business plans and budgets and took into account such factors as budgeted capital expenditures, expected growth within the markets that the Company serves, competitive factors from other service providers and other business considerations embedded in the Company’s annual business planning process. The following table shows the three-year performance criteria for such period:

Performance Level	EPS ($)		Utility Net Income (000s)		Return on Equity (%)	Base Percentage (%) of Target Award Earned(1)

Below Threshold	<$	8.78	<$	342,240	<6.50%	No award

Threshold		$8.78		$342,240	6.50%	50%

Target		$9.75		$368,000	7.50%	100%

Maximum		$10.73		$393,760	8.50%	150%
(1)	Subject to upward or downward adjustment based on total shareholder return performance relative to a peer group.

Linear interpolation will be used to compute the percentage of the target award earned. The awards are payable in the form of Common Stock with the Southwest Officers also receiving cumulative dividend equivalents over the three-year performance period on such awards to the extent the underlying shares are earned.

If threshold performance is met, a base number of Performance Shares in a range of 50% to 150% of the target number will be earned, subject to modification based on total shareholder return relative to a peer group. Total shareholder return of the Company over the three-year period, plus dividends will be compared to total shareholder returns of peer companies in the Bloomberg Transmission Distribution List. Relative performance that places the Company at or above the 75th percentile of the peer group would result in maximum upward adjustment of the number of shares of Common Stock earned by 30%, performance in the range between the 25th and 75th percentiles would result in no adjustment, and performance at or below the 25th percentile of the peer group would result in maximum downward adjustment by 15% (provided that if a base number of shares is earned, the lowest percentage of the target number that will vest is 50%).

The Committee included the total shareholder return feature to link performance under the respective performance measures with the market’s reaction to that performance. The Committee determined that the modifier should not be symmetrical because Performance Shares are 100% at risk as currently designed.

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Centuri Long-Term Incentives. Because Centuri typically accounts for less than 20% of the Company’s business on a net income basis, we have not historically granted Company equity awards to Centuri executives. Instead, long-term incentives for Centuri are paid in the form of cash awards based on the achievement of Centuri-specific performance goals to provide Centuri executives with an incentive to enhance the significant component of shareholder value over which they have the most influence. The table below illustrates the target long-term incentive opportunity granted to Mr. Daily for the performance period from 2017 through 2019:

	Target Cash Long- Term Incentive (% of salary)	Target Cash Long- Term Incentive ($)

Paul M. Daily	50%	$250,000

The payment of incentive compensation under Centuri’s long-term cash plan is measured by Centuri’s compounded enterprise value (“EV”) growth rate over a three-year performance period. EV is defined as earnings before interest taxes and depreciation (“EBITDA”) for Centuri multiplied by an EBITDA multiple determined by the Committee at the beginning of the performance period minus Centuri net debt.

At its meeting in November 2017, the Committee established the threshold, target and maximum performance levels of EV growth for Centuri from the baseline of Centuri’s EV as of 2016 year-end. The target EV growth rate level was based on Centuri’s business plan and budget and took into account such factors as budgeted capital expenditures, expected growth within the markets that Centuri serves, competitive factors from other service providers and other business considerations embedded in Centuri’s annual business planning process. The following table summarizes the performance goals for the performance period from 2017 through 2019:

Performance Level	Three-Year Compounded EV Growth	Percentage (%) of Target Award Earned

Below Threshold	<6.1%	No award

Threshold	6.1%	10%

Target	15.8%	100%

Maximum	33.1%	170%

Linear interpolation will be used to compute the percentage of the target award earned. Awards under the plan are to be paid in cash following the end of the performance period.

For the performance period from 2018 through 2020, Mr. Daily’s long-term incentive opportunity was increased to 70% of base salary in connection with a corresponding decrease to his annual incentive opportunity. The Committee believes this rebalancing better aligns Mr. Daily’s incentive opportunities with the relevant market.

Southwest Awards Under the Legacy Program

As discussed in the Company’s proxy statement for its 2017 annual meeting, performance over measurement periods ending December 31, 2016 resulted in awards of time-lapse RSUs to each Southwest Officer in February 2017 pursuant to the Legacy Program. Additional detail regarding these awards is included in the Summary Compensation, Grants of Plan-Based Awards Tables and above under “Transition to New Structure.” Because these awards were earned as a result of performance prior to 2017, the Committee does not consider them to be a part of the compensation program for 2017.

Perquisites

The Company provides a limited number of perquisites to its executive officers. The NEOs receive car allowances, annual allowances for physical examinations, life insurance and an allowance once every three years to assist in financial and estate planning. Senior executive officers are also provided social club memberships.

Retirement Benefits

Southwest Retirement Benefits. Four retirement benefit plans are available to the Southwest Officers. Two of the plans, the Retirement Plan for Employees of Southwest (“Retirement Plan”) and the EIP, both tax-qualified plans, are available to all Southwest employees. Two additional plans are offered to officers, the Supplemental Executive Retirement Plan (“SERP”) and the Executive Deferral Plan (“EDP”). These additional plans were established to attract and retain qualified executives and to address the dollar limitations imposed on the two tax-qualified plans.

▪	Retirement Plan. Benefits under the Retirement Plan are based on (i) the executive’s years of service with the Company, up to a maximum of 30 years, and (ii) the average of the executive’s highest five consecutive years’ salaries, within the final 10 years of service, not to exceed a maximum compensation level established by the Internal Revenue Service.

32    Southwest Gas Holdings 2018 Notice and Proxy

▪	SERP. The SERP is designed to supplement the benefits under the Retirement Plan to a level of 50—60% of salary. To qualify for benefits under the SERP, which is based on a 12-month average of the highest consecutive 36-months of salary, an executive is required to have reached (i) age 55, with 20 years of service with the Company, or (ii) age 65, with 10 years of service.
▪	EIP. Southwest Officers may participate in the EIP and defer salary up to the maximum annual dollar amount permitted for 401(k) plans under the Code. Investments of these deferrals are controlled by the individual executives from a selection of investment options offered through the EIP. There are no employer matching contributions for executive deferrals into the EIP.
▪	EDP. The EDP supplements the deferral opportunities by permitting executives to defer up to 100% of their annual salary and non-equity incentive compensation. As part of the EDP, the Company provides matching contributions up to 3.5% of annual salary, which vest immediately. Amounts deferred and Company matching contributions bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate (the “Bond Rate”). At retirement or termination, with five years of service with the Company, the Southwest Officers will receive EDP balances paid out at the election of the participant over a period of 10, 15 or 20 years and will be credited during the applicable payment period with interest at 150% of the average of the Bond Rate on each January 1st for the five years prior to the start of retirement.

Centuri Retirement Benefits. Centuri maintains three plans which provide retirement benefits for the Centuri executives, including Mr. Daily: a 401(k) plan, a non-qualified deferred compensation plan and the Centuri Long-Term Capital Investment Plan (“LTCIP”).

▪	Centuri 401(k) Plan. Mr. Daily receives matching contributions from Centuri to his account in the Centuri 401(k) Plan, consistent with all other employees participating in the plan. Centuri matches 100% of Mr. Daily’s pre-tax contributions up to the first 3% of his base salary and 50% on the next 2%. All matching contributions are subject to certain limits as determined by law.
▪	Non-Qualified Deferred Compensation Plan. Under a nonqualified deferred compensation plan maintained by Centuri, certain employees, including Mr. Daily, are permitted to voluntarily defer receipt of up to 80% of base salary and up to 80% of other cash compensation. Employer matching contributions in the deferred compensation plan were equal to the first 3% of the compensation deferred by the employee under the plan. Matching contributions vest immediately. Participants may allocate deferred cash amounts among (i) a group of notional accounts that mirror the gains and/or losses of various investment alternatives that do not provide for above-market or preferential earnings and (ii) an account with returns based on Centuri’s financial performance (“Performance Fund”) pursuant to the LTCIP.
▪	LTCIP. The LTCIP requires Mr. Daily to invest at least 50% of his annual incentive compensation in the Performance Fund until he meets the established investment requirement of three times his base salary. Performance Fund investments grow or depreciate based on the average of the Centuri’s period to period EBITDA growth rate over the three most recently completed fiscal years. The maximum annual loss of the Performance Fund is negative five percent and the maximum annual gain is fifteen percent. As an inducement to Mr. Daily joining Centuri, Centuri agreed to make contributions on Mr. Daily’s behalf to the Performance Fund in the amount of $250,000 on both the first and second anniversaries of his hire date. The Centuri contribution counts towards Mr. Daily’s total investment requirement under the LTCIP, but it does not negate his obligation to contribute at least 50% of his annual incentive compensation each year until the investment requirement is met.

Executive Agreements

Southwest Change in Control Agreements. The Company offers change in control agreements to the Southwest Officers to align their interests with shareholders and to retain and motivate high caliber executive talent. Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders and helps ensure stability and continued performance during the potentially protracted process of merging with or acquiring entities subject to utility regulation. These change in control agreements do not include gross-up payments to reimburse the executive for certain excise taxes imposed under Code Section 4999 of the Code. Instead, the change in control agreements employ a “best net” approach whereby change in control benefits would be reduced if a reduced benefit would result in a greater after-tax benefit to the officer after the application of the excise taxes under Code Section 4999.

In light of the rebalancing of annual and long-term incentive opportunities and the increase to the aggregate value of incentive opportunities pursuant to the New Structure, in February 2018, the Committee removed the value of long-term incentives from the calculation of cash severance payable under the change in control agreements. The Committee believes this modification better aligns the agreements with the relevant market and best practices.

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The terms of the CIC Agreements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are discussed in more detail under “Post-Termination Benefits” below.

Centuri CEO Employment Agreement. Centuri is currently a party to an employment agreement with Mr. Daily (“Employment Agreement”). Under the terms of the Employment Agreement, Mr. Daily is entitled to payments and benefits upon certain terminations of employment both in the absence of and following certain change in control events of Centuri or the Company. The termination provisions of the Employment Agreement provide Mr. Daily with a fixed amount of compensation upon termination as an inducement to forego other opportunities in order to join or maintain employment with us. At the time of entering into this agreement, we considered our aggregate potential obligations in the context of the desirability of hiring Mr. Daily, as well as the benefits of securing non-competition and other restrictive covenants included in the Employment Agreement. The Employment Agreement does not contain excise tax gross-up provisions and employs a “best net” approach to potential change in control severance payments.

More detailed discussion of the Employment Agreement, as well as an estimate of the compensation that would have been payable had various provisions been triggered as of fiscal year-end, are described in “Post-Termination Benefits” below.

Analysis of Risk in Company Executive Compensation Policies

On an annual basis, the Committee reviews, analyzes and considers whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. In 2017, the Committee concluded that the Company’s compensation policies and practices do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executives. Prior to the enactment of the TCJA, this deduction limitation applied to the chief executive officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer. In addition, there was an exception to the deductibility limit if the compensation qualified as performance-based compensation under Section 162(m) of the Code. For 2017, we structured certain performance-based portions of the executive compensation program in a manner that is intended to comply with the exceptions to the deductibility limitations of Section 162(m).

While we intended for certain performance-based compensation arrangements to be exempt from the deduction limit, we can provide no assurances that such compensation arrangements would ultimately satisfy the requirements for exemption.

In light of the changes made to Section 162(m) under the TCJA, beginning with the 2018 fiscal year, compensation in excess of $1 million that is paid to any NEO will no longer be exempt from the limitation on deductibility under the performance-based compensation exception except under certain limited circumstances where the arrangements were in effect on November 2, 2017, and they meet the other requirements for grandfathering under the TCJA. In addition, beginning in the 2018 fiscal year, the $1 million deduction limitation will apply to any individual who was subject to Section 162(m) of the Code during any preceding year beginning after December 31, 2016, regardless of whether the individual is an NEO for the current fiscal year.

34    Southwest Gas Holdings 2018 Notice and Proxy

COMPENSATION COMMITTEE REPORT

As a part of the Committee’s duties, it is charged with the responsibility of producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and this Proxy Statement. This report is based on the Committee’s review of the Compensation Discussion and Analysis and the discussion of its content with management.

The Committee, based on its review of the Compensation Discussion and Analysis and its discussions with management, recommended to the Board (and the Board has approved and directed) that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and this Proxy Statement.

Compensation Committee

Stephen C. Comer (Chair)

LeRoy C. Hanneman, Jr.

Anne L. Mariucci

Michael J. Melarkey

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Summary Compensation Table

The following table includes information concerning compensation during 2017, 2016 and 2015 for the named executive officers, whom we refer to as the “NEOs.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
John P. Hester	2017	783,082	—	2,519,453	998,250	2,212,905	48,592	6,562,282
President and Chief Executive Officer	2016	699,344	250,000	954,002	553,725	1,289,082	40,127	3,786,280
	2015	603,342	—	560,729	423,522	825,559	32,652	2,445,804
Roy R. Centrella(8)	2017	418,822	—	709,292	312,180	555,690	40,632	2,036,616
Senior Vice President/ Chief Financial Officer	2016	398,743	125,000	348,350	197,415	264,002	38,944	1,372,454
	2015	375,822	—	319,726	163,215	172,165	36,812	1,067,740
Karen S. Haller	2017	365,822	—	625,499	273,702	672,820	39,113	1,976,956
Senior Vice President/ General Counsel and Corporate Secretary	2016	343,492	125,000	332,155	171,896	328,869	35,655	1,337,067
	2015	318,822	—	269,796	154,346	191,854	32,246	967,064

Eric DeBonis	2017	314,734	—	504,208	207,690	502,799	31,318	1,560,749
Senior Vice President/ Operations Southwest Gas Corporation	2016	301,683	—	181,412	147,393	161,968	33,031	825,487
	2015	288,060	—	247,021	137,196	83,561	34,131	789,969

Paul M. Daily(9)	2017	535,570	—	—	609,310	20,114	302,058	1,467,052
President and Chief Executive Officer Centuri Construction	2016	—	—	—	—	—	—	—
	2015	—	—	—	—	—	—	—

(1)	Amounts shown in this column include any amounts deferred by the NEOs into 401(k) and nonqualified deferral plans.

(2)	Amounts shown in this column represent the cash portion of the additional compensation provided to Messrs. Hester and Centrella and Ms. Haller in November 2016.

(3)	Amounts shown in this column represent the grant date fair value of awards of Performance Shares and time-lapse RSUs granted in 2015, 2016 and 2017. In each case, the amounts were determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the Common Stock share price on the date of grant. The value ultimately realized by the NEO upon actual vesting of the awards may or may not be equal to this determined value. The assumptions used to calculate these amounts are included in “Note 12 – Stock-Based Compensation” of Exhibit 13.01 to our 2017 Annual Report on Form 10-K. However, as required, the amounts shown exclude the impact of estimated forfeitures. Performance Share values assume achievement of target performance. Performance Shares generally vest upon completion of a three-year performance period, with the amount that vests based on the achievement of certain company financial targets and shareholder returns. The final amount of earned Performance Shares can range from 0% to a maximum of 195% (assuming the highest level of performance) of the amount of unearned Performance Shares granted, and upon settlement shares of Common Stock are issued for each earned Performance Share. The value of Performance Shares granted in 2017, assuming achievement of the highest level of performance for the three-year performance period ending December 31, 2019 and using the closing price of Common Stock as of the date of grant in accordance with ASC Topic 718, would be as follows: for Mr. Hester, $2,283,197; for Mr. Centrella, $624,074; for Ms. Haller, $543,401; and for Mr. DeBonis, $403,147. The time-lapse RSUs granted in 2017 vest either three years after grant or over the course of the three years following the grant, depending on the applicable award program and assuming the NEO continues to meet the requirements for vesting. Award agreements for Performance Shares and time-lapse RSUs give holders the right to receive dividend equivalent payments as and when dividends are paid on Common Stock, which dividends are reallocated into additional equity awards of the same type and with the same vesting schedule as the original award.

(4)	Amounts shown in this column represent the cash awards paid in 2016, 2017 and 2018 for services performed in 2015, 2016 and 2017, respectively.

36    Southwest Gas Holdings 2018 Notice and Proxy

(5)	The aggregate change in the actuarial present value of the Southwest Officers’ accumulated benefit under the Retirement Plan and the SERP for 2017 and the above-market interest (in excess of 120% of the applicable federal long-term rate with compounding) earned by NEOs on executive deferral plan balances for 2017 are as follows:

	Increase in Pension Values	Above-Market Interest
Mr. Hester	$2,080,505	$132,400
Mr. Centrella	476,490	79,200
Ms. Haller	646,444	26,376
Mr. DeBonis	475,517	27,282
Mr. Daily	—	20,114

No amounts are payable from the pension plans before a participant attains age 55 and experiences a separation in service from the Company.

(6)	Centuri’s LTCIP contribution and employer matching contributions under the EDP for Southwest Officers and Centuri’s 401(k) and nonqualified deferral plan for Mr. Daily in 2017, were as follows:

	LTCIP Contribution	Matching Contributions
Mr. Hester	$ —	$26,250
Mr. Centrella	—	14,646
Ms. Haller	—	12,791
Mr. DeBonis	—	7,086
Mr. Daily	250,000	28,274

As discussed in our Compensation Discussion and Analysis, Centuri agreed to make $250,000 contributions to the LTCIP on Mr. Daily’s behalf on the first and second anniversaries of his hire date pursuant to Mr. Daily’s employment agreement to induce his employment with Centuri. Centuri matches 100% of Mr. Daily’s pre-tax contributions up to the first 3% of his base salary under its 401(k) plan. Thereafter, Centuri matches 50% of Mr. Daily’s pre-tax contributions up to the next 2% of his base salary. All matching contributions are subject to certain limits as determined by law, and Mr. Daily received $10,800 of matching contributions in the 401(k). Employer matching contributions in Centuri’s nonqualified deferral plan are equal to the first 3% of the compensation deferred under the plan, and Mr. Daily received $17,474 of matching contributions in the nonqualified deferral plan. Matching contributions to Southwest Officers under the EDP equal 50% of the amount deferred by each officer up to 3.5% of the officer’s respective annual salary.

(7)	The aggregate incremental costs of the perquisites and personal benefits to the NEOs are based on the taxable value of the personal use of company cars, while club dues, life insurance, financial planning and physicals are based on the cost to the Company. Certain NEOs also received nominal amounts for home internet access. The life insurance costs include deemed earnings for the value of excess group life insurance coverage premiums and the cost of purchasing supplemental life insurance equal to two times salary for the Southwest Officers. The perquisites and personal benefits, by type and amount, for 2017 are as follows:

	Car Allowance	Club Dues	Physicals	Financial Planning	Life Insurance
Mr. Hester	$ 7,439	$2,415	$2,500	$2,200	$7,788
Mr. Centrella	8,909	7,455	2,500	—	7,122
Ms. Haller	13,822	4,665	5,000	—	2,835
Mr. DeBonis	12,413	7,477	2,500	—	1,842
Mr. Daily	23,784	—	—	—	—

(8)	In February 2018, Mr. Centrella announced his retirement from the Company, effective April 1, 2018.

(9)	In April 2016, Mr. Daily was appointed as President and Chief Executive Officer of Centuri Construction Group, Inc. Prior to 2017, he was not a named executive officer of the Company.

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Grants of Plan-Based Awards (2017)

The following table sets forth information regarding each grant of an award made under our Incentive Plans to our NEOs during the fiscal year ended December 31, 2017. All awards were granted on February 23, 2017, except for Mr. Daily’s long-term cash incentive, which was granted on November 13, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards (#)		Grant Date Fair Value Of Stock Awards(3) ($)
Name	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John P. Hester	Annual Cash(1)	577,500	825,000	1,155,000	—	—	—	—		—
	Performance Shares	—	—	—	6,852	13,704	26,723	—		1,170,870
	RSUs	—	—	—	—	—	—	5,873	(4)	501,801
	Legacy RSUs	—	—	—	—	—	—	9,911	(5)	846,783
Roy R. Centrella	Annual Cash(1)	180,600	258,000	361,200	—	—	—	—		—
	Performance Shares	—	—	—	1,873	3,746	7,304	—		320,038
	RSUs	—	—	—	—	—	—	1,605	(4)	137,159
	Legacy RSUs	—	—	—	—	—	—	2,950	(5)	252,095
Karen S. Haller	Annual Cash(1)	158,340	226,200	316,680	—	—	—	—		—
	Performance Shares	—	—	—	1,631	3,262	6,360	—		278,667
	RSUs	—	—	—	—	—	—	1,398	(4)	119,429
	Legacy RSUs	—	—	—	—	—	—	2,661	(5)	227,403
Eric DeBonis	Annual Cash(1)	112,700	161,000	225,400	—	—	—	—		—
	Performance Shares	—	—	—	1,210	2,420	4,718	—		206,742
	RSUs	—	—	—	—	—	—	1,210	(4)	103,371
	Legacy RSUs	—	—	—	—	—	—	2,272	(5)	194,095
Paul M. Daily	Annual Cash(1)	429,000	660,000	1,122,000	—	—	—	—		—
	Long-Term Cash(6)	27,500	275,000	467,500	—	—	—	—		—
(1)	The amounts reflect the estimated payments which could have been made under the annual cash component of our incentive compensation program, based upon the participant’s annual salary as of the date presented. The program provides that executive officers may receive annual cash incentive awards based on performance and profitability measures. The committee establishes annual target awards for each such officer. The actual amounts received by the NEOs for 2017 performance under the program are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.” Annual cash incentives are described in further detail under “Compensation Discussion and Analysis – Incentive Compensation – Annual Incentive Compensation.”

(2)	The amounts shown represent the number of shares of Common Stock that could be earned with respect to Performance Shares granted in 2017 under the long-term performance component of our incentive compensation program. The number of Performance Shares that will become earned and vested, and the resulting number of shares of Common Stock to be issued, will be determined after completion of the three-year performance period ending December 31, 2019, and the number of shares can range from 50% at threshold to a maximum of 150% of the target number, subject to 30% upward, or 15% downward, adjustment based on a total shareholder return modifier. When threshold performance is achieved, the number of shares earned will not be adjusted below 50% of the target number. Performance Shares are described in further detail under “Compensation Discussion and Analysis – Incentive Compensation – Long-Term Incentive Compensation.”

(3)	The amounts shown reflect the aggregate grant date fair value (based on the closing price of Common Stock on the date of grant) of time-lapse RSUs or Performance Shares granted on February 23, 2017 to the NEOs, calculated in accordance with FASB ASC Topic 718. With respect to the Performance Shares granted, the amount represents the grant date fair value of the target award.

(4)	The amounts shown represent the number of time-lapse RSUs that were granted in 2017 under the long-term component of our incentive compensation program. The RSUs awarded vest over three years, 40% at the end of the first year and 30% at the end of each of the second and third years, assuming the NEO continues to meet the requirements for vesting, and the initial vesting occurred in the first quarter of 2018. For further details regarding 2017 the long-term components of our incentive compensation program, see “Compensation Discussion and Analysis – Incentive Compensation – Long-Term Incentive Compensation.”

(5)	The amounts shown represent the aggregate number of time-lapse RSUs that were granted in 2017 in respect of performance over periods ending December 31, 2016 under the Company’s Legacy Program for incentive compensation. The RSUs granted in 2017 based on performance in 2016 are discussed in our proxy statement for our 2017 annual meeting under the caption “Summary Compensation and Grants of Plan-Based Awards Tables Narrative.”

(6)

The amounts reflect the estimated payments which could be made under the long-term cash component of Mr. Daily’s incentive compensation, based upon his annual salary as of the beginning of the performance period. The program provides that Mr. Daily may receive a cash incentive award based on performance and profitability measures. The amount of the award that will become earned

38    Southwest Gas Holdings 2018 Notice and Proxy

and payable will be determined after completion of the three-year performance period ending December 31, 2019, and the value can range from 10% at threshold to a maximum of 170% of the target value. This program is described in further detail under “Compensation Discussion and Analysis – Incentive Compensation – Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End 2017

The following table sets forth information regarding unvested time-lapse RSUs and Performance Share awards for each of the NEOs, in each case, outstanding as of December 31, 2017.

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John P. Hester	32,815	2,640,951	14,027	1,128,893
Roy R. Centrella	11,976	963,828	3,834	308,560
Karen S. Haller	10,603	853,329	3,338	268,642
Eric DeBonis	9,390	755,707	2,477	199,349
Paul M. Daily	—	—	—	—
(1)	There were no securities underlying either unexercised stock options, which were exercisable or unexercisable, or unexercised unearned options granted under any equity incentive plan at the end of fiscal 2017.

(2)	Represents time-lapse RSUs, which vest either three years after grant or over the course of the three years following the grant, depending on the applicable award program and assuming the NEO continues to meet the requirements for vesting, as reflected in the following tables. Grants in 2017 reflected below include amounts discussed in footnotes (4) and (5) to the “Grants of Plan-Based Awards (2017)” table.

Outstanding time-lapse RSUs with three-year cliff vesting, including dividends reinvested, vest as follows:

	Grants in 2015 January 2018	Grants in 2016 January 2019	Grants in 2017 January 2020
Mr. Hester	5,984	5,361	4,891
Mr. Centrella	3,561	2,066	1,744
Ms. Haller	3,005	1,954	1,518
Mr. DeBonis	2,751	1,737	1,302
Mr. Daily	—	—	—

Outstanding time-lapse RSUs vesting over three years, 40% at the end of the first year and 30% at the end of each of the second and third years, granted in 2015, 2016 and 2017, including dividends reinvested, vest as follows:

	Grant Year	January 2018	January 2019	January 2020
Mr. Hester	2017	4,506	3,380	3,379
	2016	2,115	2,114	—
	2015	1,085	—	—
Mr. Centrella	2017	1,168	876	876
	2016	556	555	—
	2015	574	—	—
Ms. Haller	2017	1,055	791	791
	2016	503	502	—
	2015	484	—	—
Mr. DeBonis	2017	905	679	678
	2016	447	447	—
	2015	444	—	—
Mr. Daily	2017	—	—	—
	2016	—	—	—
	2015	—	—	—

Southwest Gas Holdings 2018 Notice and Proxy    39

Vesting provisions of time-lapse RSUs following certain termination events are discussed below under “Post-Termination Benefits.”

(3)	The market value of Common Stock was $80.48 per share, the closing price on the last trading day of 2017.

(4)	Represents Performance Shares. See footnote (2) to the “Grants of Plan-Based Awards (2017)” table and “Post-Termination Benefits” for discussion of the vesting terms of our Performance Shares. As of fiscal year-end 2017, only one tranche of Performance Shares had been granted. Assuming achievement of target performance, the number of Performance Shares indicated above (plus accumulated dividends reinvested) will vest following the three-year performance period ending December 31, 2019.

Stock Vested During 2017

The number of shares of Company Common Stock that vested during 2017 and the value realized on vesting (the market price at vesting) are shown in the table. There were no options to purchase Common Stock outstanding during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
John P. Hester	9,003	698,664
Roy R. Centrella	5,314	410,983
Karen S. Haller	4,300	332,738
Eric DeBonis	4,469	345,565
Paul M. Daily	N/A	N/A
(1)	For purposes of this table, such shares were valued based on the closing share price on the date of distribution.

Pension Benefits

We offer two defined benefit retirement plans to the Southwest Officers. They include the Retirement Plan, which is available to all employees of Southwest, and the SERP.

Benefits under the Retirement Plan are based on each Southwest Officer’s (i) years of service with Southwest, up to a maximum of 30 years, and (ii) highest average annual salary over a period of 5 consecutive years within the final 10 years of service, not to exceed a maximum compensation level established by the Internal Revenue Service. Vesting in the Retirement Plan occurs after five years of service with Southwest.

The SERP is designed to supplement the benefits under the Retirement Plan to a level of 50—60% of salary, as shown in the “Salary” column of the Summary Compensation Table. Salary is based on the 12-month average of the highest 36 months of salary at the time of retirement. Vesting in the SERP occurs at age 55, with 20 years of service with Southwest.

Upon retirement, the plans will provide a lifetime annuity to the Southwest Officers, with a 50% survivor benefit to their spouses. No lump sum payments are permitted under the Plans.

Messrs. Hester and Centrella are vested in both plans. Mr. Centrella could retire at this time and start receiving full benefits, while Mr. Hester’s benefits would be reduced by 15%. Mr. DeBonis and Ms. Haller are vested only in the Retirement Plan and, if any left the Company as of the date of this Proxy Statement, his or her accrued benefit under the Retirement Plan would be reduced by 58.6% assuming benefits commenced at age 55.

40    Southwest Gas Holdings 2018 Notice and Proxy

Pension Benefits as of December 31, 2017

The following table sets forth the number of years of credited service and present value of accumulated benefits as of December 31, 2017, and payments received during the last fiscal year, under both the Retirement Plan and the SERP for each NEO.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
John P. Hester	Retirement Plan	28	2,092,959	0
	SERP	28	4,822,926	0
Roy R. Centrella	Retirement Plan	30	2,142,098	0
	SERP	30	1,674,011	0
Karen S. Haller	Retirement Plan	20	1,181,911	0
	SERP	20	1,606,708	0
Eric DeBonis	Retirement Plan	24	1,419,857	0
	SERP	24	1,039,690	0
Paul M. Daily	N/A	N/A	N/A	N/A
(1)	The valuation method and all material assumptions applied in quantifying the present value of the accrued benefits are described in “Note 11—Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2017 Annual Report on Form 10-K.

Nonqualified Deferred Compensation (2017)

We maintain nonqualified deferred compensation plans under which our NEOs are permitted to defer base salary and other cash compensation. These plans are described in detail under “Compensation Discussion & Analysis—Retirement Benefits.” The following table describes the nonqualified deferred compensation activity for each of our NEOs during fiscal year 2017.

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End($)(3)

John P. Hester	540,712	26,250	226,336	0	3,128,684

Roy R. Centrella	183,661	14,646	148,441	0	2,309,049

Karen S. Haller	109,718	12,791	48,067	0	759,069

Eric DeBonis	81,413	7,086	49,010	0	720,564

Paul M. Daily	274,162	267,474	35,094	0	576,730

(1)	Amounts shown in this column are included in the “Salary” and “Non-Equity Incentive Compensation” columns of the “Summary Compensation Table.”

(2)	Deferred compensation earnings, which were above-market, and Company contributions are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns, respectively, of the “Summary Compensation Table.” Those amounts for the NEOs are as follows:

	Above-Market Interest	Company Contributions	Total
Mr. Hester	$132,400	$ 26,250	$158,650
Mr. Centrella	79,200	14,646	93,846
Ms. Haller	26,376	12,791	39,167
Mr. DeBonis	27,282	7,086	34,368
Mr. Daily	20,114	267,474	287,588

(3)	The amounts reported in this column that were previously reported as compensation to the NEOs in the Summary Compensation Table for previous years are as follows:

	2015	2016	2017
Mr. Hester	$301,310	$544,387	$699,362
Mr. Centrella	250,913	277,122	277,507
Ms. Haller	89,050	124,495	148,885
Mr. DeBonis	93,508	104,387	115,781
Mr. Daily	—	—	561,750

Southwest Gas Holdings 2018 Notice and Proxy    41

Post-Termination Benefits

Each Southwest Officer has a change in control agreement, which provides benefits upon certain termination events following a change in control. Centuri is party to an employment agreement with Mr. Daily pursuant to which he is entitled to benefits upon the occurrence of specified termination events, both following and in the absence of a change in control. Incentive programs for the NEOs also provide for vesting of awards upon the occurrence of specified termination events in the absence of a change in control. Regardless of the manner in which an NEO’s employment is terminated, the officer is entitled to receive the amount of any accrued but unpaid base salary, amounts contributed (or otherwise vested) under 401(k) or nonqualified deferral plans and amounts accrued and vested through Southwest’s Retirement Plan and SERP.

Following Change in Control

The Southwest Officers’ change in control agreements are triggered by certain termination events following a change in control of either the Company or Southwest, and the change in control provision of Mr. Daily’s employment agreement is triggered by certain termination events following a change in control of Centuri or the Company. Covered termination events include (i) the termination of employment by the employer without cause and (ii) termination by the employee as a result of a significant reduction in duties, responsibilities or compensation or a change in location. If a termination event occurs within two years after a change in control (collectively referred to as a “Double Trigger Event”), the affected NEOs would receive the following benefits (as applicable):

▪	Salary for three years for our CEO, two and one-half years for all other Southwest Officers and two years for Mr. Daily;
▪	Annual incentive compensation for three years for our CEO and two and one-half years for all other Southwest Officers, and two years of incentive compensation for Mr. Daily;
▪	Welfare benefits including the cost of medical, dental and life insurance coverage under the current employer plans (for three years for our CEO, two and one-half years for all other Southwest Officers and two years for Mr. Daily);
▪	Vesting of unvested Legacy Program time-lapse RSUs;
▪	Additional credit that may affect eligibility, vesting and the calculation of benefits under the SERP; and
▪	Outplacement services of up to $30,000.

A change in control with respect to the Company includes an acquisition by one person or a group of persons of at least 30% of the ownership of the Company, replacement of a majority of incumbent Board members or a merger or similar transaction resulting in more than a 50% change of ownership of the Company. Any of the foregoing events with respect to Southwest constitutes a change in control of Southwest. A change in control with respect to Centuri includes an acquisition by one person or a group of persons of at least 50% of the ownership of Centuri or the sale of substantially all of the assets of Centuri.

In addition to benefits provided under the change in control agreements, Performance Share and time-lapse RSU awards of Southwest Officers provide for vesting of awards following a change in control (as described in footnote (1) to the following table).

Under the assumption that a Double Trigger Event occurred on December 31, 2017, based on the terms of the change in control agreements for the NEOs, it is estimated that the NEOs would have received the compensation presented in the following table.

Name	Salary	Incentive Compensation	Welfare Benefits	Stock Acceleration(1)	Outplacement Services	Additional SERP Benefits(2)	Total
John P. Hester	$2,475,000	$2,475,000	$51,129	$3,017,249	$30,000	$ 740,664	$8,789,042
Roy R. Centrella	1,075,000	645,000	49,850	1,066,681	30,000	—	2,866,531
Karen S. Haller	942,500	565,500	49,568	942,876	30,000	1,641,805	4,172,249
Eric DeBonis	805,000	402,500	49,310	822,157	30,000	1,194,467	3,303,434
Paul M. Daily	1,100,000	1,870,000	56,096	N/A	30,000	N/A	3,056,096
(1)	All time-lapse RSUs of the Southwest Officers would vest upon a Double Trigger Event. A pro rata portion of the target number of Performance Shares based on the number of months of service relative to the three-year performance period would vest upon a Double Trigger Event. As of December 31, 2017, the pro rata amount equaled one-third of the target number. The value of Performance Shares and time-lapse RSUs set forth above is based on the closing price of Common Stock on the last trading day of 2017 ($80.48).

(2)	Additional SERP benefits are shown on a present value basis, using the valuation method and all material assumptions described in “Note 11—Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2017 Annual Report on Form 10-K.

42    Southwest Gas Holdings 2018 Notice and Proxy

Absent a Change in Control

Southwest Officers. Incentive programs for the Southwest Officers provide for vesting of awards upon the occurrence of specified termination events in the absence of a change in control.

▪	Annual Incentive Plan. Southwest’s annual cash incentive plan states that if employment terminates as a result of death or disability, or when the officer is eligible for retirement under our Retirement Plan, the officer will receive a prorated incentive plan payout for the portion of the performance period that the officer was employed. As of December 31, 2017, only Messrs. Hester and Centrella were over age 55 and eligible for retirement. Accordingly, if any Southwest Officer had terminated employment on December 31, 2017 as a result of death, disability or retirement, the officer would have been entitled to receive a full incentive plan award because December 31, 2017 was the final day of the applicable performance period. The values for these payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
▪	RSUs. As of December 31, 2017, each Southwest Officer held unvested time-lapse RSUs. The respective award agreements generally require the officer to be employed by us on the applicable vesting dates to receive the awarded shares, but if employment terminates earlier as a result of death or disability, or when the officer is eligible for retirement under our Retirement Plan, the officer will receive all of the unvested shares. Accordingly, if any Southwest Officer had terminated employment on December 31, 2017 as a result of death, disability or retirement, the value of the time-lapse RSUs, based on a stock price of $80.48 per share (the closing price of Common Stock on the last trading day of 2017), that the officer would have been entitled is: for Mr. Hester, $2,640,951; for Mr. Centrella, $963,828; for Ms. Haller, $853,329; and for Mr. DeBonis, $755,707.
▪	Performance Shares. As described above under “Grants of Plan-Based Awards During 2017,” we granted Performance Share awards to the Southwest Officers in February 2017 under which shares of Common Stock (plus accumulated cash dividends) will be issued to them based on our performance from 2017 through 2019. The award agreements generally require the officer to be employed by us on the last day of the performance period to receive an award payout, but if employment terminates earlier as a result of death, disability, or retirement after reaching age 55, the officer will be entitled to a prorated award payout. In the case of disability or death, a pro rata portion of the target number of Performance Shares would be paid promptly. Following retirement, an officer would receive a payout at the end of the applicable performance period based on our actual performance against the performance goals. If any Southwest Officer had terminated employment on December 31, 2017 as a result of death, disability or retirement, his or her target award for the performance period from 2017 through 2019 would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period. The value of the prorated award payouts, based on a stock price of $80.48 per share (which was the closing price of Common Stock on the last trading day of 2017), for each Southwest Officer is: for Mr. Hester, $376,298; for Mr. Centrella, $102,853; for Ms. Haller, $89,547; and for Mr. DeBonis, $66,450. For purposes of the retirement scenario, whereby pro rata payouts would occur based on actual performance at the end of the three-year performance period, the above amounts assume achievement of target performance and do not include any estimated amounts for accumulated dividends.

Centuri. In the event of termination of Mr. Daily’s employment by reason of retirement, death, disability, termination for cause or without good reason, or termination without cause or for good reason, he would be provided with the benefits described below.

▪	Payments Made Upon Retirement, Death or Disability. Centuri’s annual incentive and long-term incentive plans generally require the officer to be employed by Centuri on the date that the awards are paid to receive the cash awards, but if employment terminates earlier as a result of death or disability, or when the officer is retirement age, the officer will receive a prorated award. As of December 31, 2017, Mr. Daily was eligible for retirement under both Centuri incentive plans. If Mr. Daily had terminated employment on December 31, 2017 as a result of death, disability or retirement, he would have been entitled to receive a full annual incentive plan award because December 31, 2017 was the final day of the applicable performance period. The value for this payout is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. If Mr. Daily had terminated employment on December 31, 2017 as a result of death, disability or retirement, his target award under Centuri’s long-term incentive plan for the performance period from 2017 through 2019 (his only long-term incentive at the time) would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period, and he would have been eligible to receive a payout at the end of the applicable performance period based on Centuri’s actual performance. Assuming achievement of target performance for the performance period from 2017 through 2019, the value of the cash long-term incentive that Mr. Daily would be entitled to receive would be $83,333. In addition, in the event of termination for disability, Mr. Daily’s employment agreement provides for a severance benefit equal to one year of base salary. Under the assumption that termination occurred on December 31, 2017, Mr. Daily would have been entitled to a benefit of $550,000 pursuant to his employment agreement.

Southwest Gas Holdings 2018 Notice and Proxy    43

▪	Payments Made Upon Termination for Cause or Without Good Reason. In the event of termination for cause by Centuri or voluntary resignation by Mr. Daily without good reason, his employment agreement and incentive plans provide for no severance benefits. The employment agreement defines “good reason” as (i) any requirement that Mr. Daily relocate, (ii) material failure by the employer to comply with the compensation provisions of the employment agreement or (iii) a significant reduction in duties, responsibilities or compensation occurring within one year after Mr. Hester’s termination as CEO of the Company.
▪	Payments Made Upon Termination Without Cause or For Good Reason. In the event of a voluntary termination for good reason or termination by the Company without cause, Mr. Daily’s employment agreement provides for a severance benefit equal to two years of base salary, the value of any unpaid annual incentive from the year prior to the termination and two years of welfare benefits, including the cost of medical, dental and life insurance coverage under the current Centuri plans. Under the assumption that termination occurred on December 31, 2017, Mr. Daily would have been entitled to a benefit of $1,156,096, including $1,100,000 in base salary and $56,096 in welfare benefits.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Mr. John P. Hester, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For 2017, our last completed fiscal year:

▪	the median annual total compensation of all employees of the Company and its consolidated subsidiaries (other than our CEO) was $83,703; and
▪	the annual total compensation of our CEO was $6,575,282.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Hester, our Chief Executive Officer and President, to the median annual total compensation of all employees, as determined pursuant to Item 402(u) of Regulation S-K, was 79 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

▪	Given the distribution of our employee population between the United States and Canada and both of our business segments, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of the employees, we selected elements of compensation that represent “base salary” (compensation paid at the normal hourly rate, excluding overtime, for hourly employees and base cash salary for salaried employees) as the most appropriate measure of compensation to reflect annual compensation of our employees. Such compensation elements represent the fixed portion of each employee’s compensation arrangements and are paid without regard to our financial or operational performance or individual employee workloads in a given year.
▪	Relevant compensation values of our Canadian employees were converted into U.S. dollars based on the same methodology employed in the financial statements included in our Annual Report. We then identified our median employee using the compensation measure described above, which was consistently applied to all our employees. All of our employees are located in either the United States or Canada and our CEO is based in the United States. Therefore, we did not make any cost-of-living adjustments in identifying the “median employee.”
▪	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $83,703. The difference between such employee’s base salary and the employee’s annual total compensation represents the value of such employee’s annual cash bonus, overtime pay, employer contributions to a 401(k) plan and the value of the employer portion of such employee’s health care benefits (estimated for the employee and such employee’s eligible dependents at $18,800). Because we do not maintain a defined benefit or other actuarial plan for employees of the business that employs the median employee, our median employee’s annual total compensation did not include amounts attributable to any such arrangements.
▪	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement plus $13,000 in value for our CEO’s health care benefits.

44    Southwest Gas Holdings 2018 Notice and Proxy

DIRECTOR COMPENSATION

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)

Robert L. Boughner	79,400	175,152	32,336	160	287,048

José A. Cárdenas	86,900	175,152	—	160	262,212

Thomas E. Chestnut	79,400	175,152	51,628	160	306,340

Stephen C. Comer	86,950	175,152	40,177	160	302,439

LeRoy C. Hanneman, Jr.	67,850	175,152	—	160	243,162

Anne L. Mariucci	74,675	175,152	34,049	160	284,036

Michael J. Melarkey	158,150	175,152	57,659	160	391,121

A. Randall Thoman	94,400	175,152	22,007	160	291,719

Thomas A. Thomas	77,750	175,152	24,176	160	277,238

Terrence L. Wright	24,950	175,152	108,995	20,626	329,723
(1)	On February 23, 2017, each director serving at that time received 2,050 restricted stock units. Because the last option awards were made in 2006, there is no need to maintain the “Options” column.

(2)	The restricted stock units are valued at the closing price of Common Stock on the date of grant. The grant date fair value of the restricted stock units granted in 2017 was based on the closing price of Common Stock of $85.44 on February 23, 2017. The amounts were determined in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are included in “Note 12 – Stock-Based Compensation” of Exhibit 13.01 to our 2017 Annual Report on Form 10-K.

(3)	Stock and option awards outstanding at December 31, 2017, for each of the listed directors are as follows:

	Stock Awards	Options

Mr. Boughner	21,164	0

Mr. Cárdenas	14,621	0

Mr. Chestnut	22,517	0

Mr. Comer	22,517	0

Mr. Hanneman	19,160	0

Ms. Mariucci	22,517	0

Mr. Melarkey	22,517	0

Mr. Thoman	17,206	0

Mr. Thomas	21,164	0

Mr. Wright	—	0

(4)	The pension value of director Wright’s retirement benefits increased by $29,321. The amounts in this column also reflect above-market interest on nonqualified deferred compensation balances for 2017.

(5)	The All Other Compensation column represents the cost of life insurance for directors ($626 for director Wright and $160 for each of the other directors) and $20,000 in retirement benefits received by director Wright in 2017.

Southwest Gas Holdings 2018 Notice and Proxy    45

Director Compensation Narrative

In 2017, based on a review conducted by the Compensation Committee’s independent consultant, Pay Governance, of compensation paid to non-employee directors at the companies included in the peer group utilized in the Company’s executive compensation processes, the committee determined to rebalance director compensation for a more equal distribution between cash and equity compensation. In connection with the rebalancing, the committee adopted a retainer-based model for director cash compensation (with reduced emphasis on individual meeting fees) and fixed the value of annual equity grants for directors based on a set dollar amount. In addition, the committee increased the additional retainer paid by the Company to the Chairman of the Board to a level approaching the median of the peer group.

Under the cash portion of the legacy compensation program, outside directors received an annual cash retainer of $40,000 and $1,650 in cash for each Board and committee meeting attended and for any additional day of service performed for the Company. Starting in July 2017, routine meeting fees were eliminated, and the annual cash retainer was increased to $82,500. Additional annual cash retainers for the Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees have been maintained at their prior levels of $15,000, $12,500 and $7,500, respectively. For 2017, the annual cash retainer paid to our Chairman of the Board was increased from $90,000 to $140,000. Individual cash meeting fees of $1,650 are now only payable when the number of meetings of the Board or a committee exceeds regularly scheduled meetings by three or more.

Cash compensation received by the outside directors may be deferred until retirement or termination of their status as directors pursuant to the Directors Deferral Plan. Amounts deferred bear interest at 150% of the Bond Rate. At retirement or termination, such deferrals will be paid out over 5, 10, 15 or 20 years, and will be credited during the applicable payment period with interest at 150% of the average of the Bond Rate on January 1 for the five years prior to retirement or termination.

Under the equity portion of the legacy compensation program, outside directors were granted the equivalent of 800 shares annually, and were provided the opportunity to earn additional shares annually based on management performance measures and a target award of 1,000 additional shares. Under this program, no additional shares would be payable if management performance was below threshold. If earned, awards could range from 50% to 150% of the target opportunity. Additional awards were earned in respect of 2016 performance, and each outside director received an additional grant of 1,250 restricted stock units on February 23, 2017. Such restricted stock units are valued in the table above at the closing price of the Common Stock on the date of grant.

Under the new director compensation program, a fixed dollar value ($130,000 for 2018) will be granted annually in the form of equity compensation under the Company’s Omnibus Incentive Plan during the February Board meeting (i.e., the anniversary of the Board’s nomination of nominees for election as directors at the Company’s previous annual meeting of shareholders). The fixed dollar value is converted into awards representing a number of shares of Common Stock based on the closing share price for the last trading session of the most recently completed fiscal year. Under this program, each member of the Board was granted the equivalent of 1,615 shares of Common Stock on February 23, 2018.

Outside director equity compensation vests immediately upon grant, and the directors are provided the option to defer receipt of equity compensation until they leave the Board. Deferred stock units are credited with notional dividends at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on Common Stock. Such notional dividends are valued as of the date on which they are credited to the director and reallocated into additional deferred stock units. When a director leaves the Board, any deferred stock units of such director will be converted into shares of Common Stock.

The Company provided a retirement plan for the one outside director (director Wright) elected to the Board prior to the 2003 Annual Meeting of Shareholders. Under the provisions of the plan, he started receiving an annual benefit equal to the $40,000 annual cash retainer in effect at the time of his retirement.

Directors who are full-time employees of the Company or its subsidiaries receive no additional compensation for serving on the Board.

46    Southwest Gas Holdings 2018 Notice and Proxy

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

(Proposal 2 on the Proxy Card)

The Board of Directors Recommends a Vote FOR Approval of Executive Compensation.

In light of the advisory vote at the 2017 Annual Meeting of Shareholders on the frequency of “say-on-pay” advisory votes, the Board unanimously determined that the Company will hold an advisory vote on executive compensation on an annual basis, including a vote at the 2018 Annual Meeting of Shareholders. In accordance with the requirements of Section 14A of the Exchange Act, shareholders will have the opportunity to approve or not approve the compensation of the NEOs through a non-binding vote (commonly known as “say-on-pay” vote) on the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company’s compensation program is designed and administered by the Compensation Committee of the Board, which is composed entirely of Independent Directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for the Company’s executives. As discussed in the Compensation Discussion and Analysis, the compensation package for the Company’s NEOs (who are the officers listed in the Summary Compensation Table in the Executive Compensation section) is designed to support the Company’s objectives of attracting, motivating and retaining the executive talent required to achieve our corporate objectives and increase shareholder value.

The compensation program is based on the Board-approved executive compensation philosophy of (i) paying base salary at the median (50th percentile) of the amounts paid by our peer group of companies (the “relative market”), (ii) providing annual and long-term incentive awards that are designed to motivate the NEOs to focus on specific annual and long-term financial and operational performance goals and achieve superior performance while placing a significant amount of total compensation at risk and (iii) paying total direct compensation (base salary and annual and long-term incentive awards) to be competitive with the relative market.

Consistent with the SEC rule implementing the requirement that the Company periodically include a say-on-pay proposal in its proxy statement, the vote on this proposal is advisory and is not binding on the Company, the Compensation Committee or the Board. The Compensation Committee and the Board value the opinions that shareholders express in their votes and to the extent there is any significant vote against the named executive officer compensation, will consider the outcome of the vote when making future executive compensation decisions and evaluate whether any actions are necessary to address shareholder concerns expressed by such vote. It is expected that the next advisory vote on executive compensation will occur at the 2019 Annual Meeting of Shareholders.

We encourage you to review the complete description of the Company’s executive compensation programs provided in this Proxy Statement, including the Compensation Discussion and Analysis and the accompanying compensation tables.

Southwest Gas Holdings 2018 Notice and Proxy    47

AUDIT COMMITTEE INFORMATION

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3 on the Proxy Card)

The Board of Directors Recommends a Vote FOR Auditor Ratification.

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2018, subject to ratification of the selection by the shareholders. PricewaterhouseCoopers LLP has been the Company’s independent public accounting firm since 2002. To the committee’s knowledge, at no time has PricewaterhouseCoopers LLP had any direct or indirect financial interest in or connection with the Company or any of our subsidiaries other than for services rendered to the Company as described below.

The committee is composed of Independent Directors and meets periodically with the Company’s internal auditors and independent registered public accounting firm to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the committee reviews both the audit scope and proposed fees for the coming year.

An affirmative vote of a majority of the shares represented and voting at the Annual Meeting in person or by proxy (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. If the shareholders do not ratify our selection, other certified public accounting firms will be considered and one will be selected by the committee to be the Company’s independent registered public accounting firm for 2018.

During fiscal years 2016 and 2017, PricewaterhouseCoopers LLP provided the following audit, audit-related and other professional services for the Company. The cost and description of these services are as follows:

	2016	2017

Audit Fees:	$2,559,000	$2,801,100

Annual audit/§404 internal control attestation	1,465,000	1,650,000

Quarterly reviews	132,000	150,000

Construction subsidiary audit	821,000	820,000

Comfort letters, consents and other	141,000	181,100

The services include the audit of the annual financial statements included in the Company’s Annual Report on Form 10-K, the reviews of unaudited quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q, subsidiary audits, consultation, and comfort letters and consents for various financings and SEC filings, and the assessment of the Company’s internal control over financial reporting.

Audit-Related Fees:	$152,500	$56,500

Benefit plan audits	93,600	—

Affiliate rules audit	17,000	17,500

Other (including Form 2-A filings)	41,900	39,000

The services include benefit plan audits, regulatory audits, and regulatory compliance.

Tax Fees:	$146,500	$247,000

Tax return reviews	75,300	80,000

Tax planning and advice	71,200	167,000

The services include corporate tax return reviews and corporate tax planning and advice. The independent registered public accounting firm’s independence is assessed with respect to tax planning and advice services to be provided, and in light of the prohibition of representing the Company on tax matters before any regulatory or judicial proceeding or providing tax services to Company executives or directors.

All Other Fees:	$79,600	$—
Software development advice	79,600	—

48    Southwest Gas Holdings 2018 Notice and Proxy

These services include permitted advisory services with regard to technological systems and software development planning, neither of which were the subject of audit or audit-related services performed.

Under the committee’s charter, the committee must pre-approve all Company engagements of PricewaterhouseCoopers LLP, unless an exception exists under the provisions of the Exchange Act or applicable SEC rules. At the beginning of each audit cycle, the committee evaluates the anticipated engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approves or rejects each service, consistent with its preapproval policy, taking into account whether the services are permissible under applicable laws and the possible impact of each nonaudit service on PricewaterhouseCoopers LLP’s independence from management. The committee also considers whether the independent registered public accounting firm is best positioned to provide effective and efficient service, and whether the service may enhance the Company’s ability to manage and control risk or improve audit quality. Throughout the year, the committee reviews updates of the services actually provided and fees charged by PricewaterhouseCoopers LLP.

Requests for the independent registered public accounting firm to provide additional services are presented to the committee by the Company’s chief financial or accounting officer, on an as-needed basis. The committee has delegated to the chairperson of the committee the authority to evaluate and approve engagements on the committee’s behalf in the event that a need arises for preapproval between committee meetings. Approval of additional services will be made consistent with the preapproval policy and will be reported to the committee at its next scheduled meeting.

Since the effective date of the preapproval process, the committee has approved, in advance, each new engagement of PricewaterhouseCoopers LLP, and none of those engagements made use of the de minimis exception to the preapproval requirement contained in the SEC rules.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements, if they are so inclined, and will be available to respond to appropriate questions.

Southwest Gas Holdings 2018 Notice and Proxy    49

AUDIT COMMITTEE REPORT

The committee, which consists entirely of directors who meet the independence and experience requirements of the NYSE and the SEC, is furnishing the following report:

The committee assists the Board in fulfilling its oversight responsibility by reviewing the financial information provided to shareholders and others, the system of internal control which management and the Board have established, and the audit process. Management is responsible for the Company’s consolidated financial statements, for maintaining internal control over the Company’s financial reporting, and for assessing the effectiveness of that control. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of the Company’s internal control over financial reporting based on the audit, and issuing a report thereon. The committee’s role and responsibilities are to monitor and oversee these processes as set forth in a written committee charter adopted by the Board. The committee charter is available on the Company’s website at www.swgasholdings.com. The committee reviews and assesses the adequacy of the Charter at least annually and recommends any changes to the Board for approval.

In fulfilling our responsibilities for 2017, the committee:

▪	Reviewed and discussed the audited consolidated financial statements, for the year ended December 31, 2017, with management and PricewaterhouseCoopers LLP;
▪	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
▪	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding their communications with the committee concerning independence, and the committee has discussed their independence with them.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors of the Company that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

Audit Committee

A. Randall Thoman (Chair)

Robert L. Boughner

José A. Cárdenas

Thomas E. Chestnut

Stephen C. Comer

LeRoy C. Hanneman, Jr.

Thomas A. Thomas

50    Southwest Gas Holdings 2018 Notice and Proxy

SUBMISSION OF SHAREHOLDER PROPOSALS

You are advised that any shareholder proposal intended for consideration at the 2019 Annual Meeting and inclusion in the Company’s proxy materials for that meeting must be received in writing by the Company on or before November 23, 2018. If you intend to offer any proposal at that meeting without using the Company’s proxy materials, including submission of director nominees, written notice of your intended action has to be received by the Company on or before November 23, 2018, in order for your proposal to be considered timely and be presented to shareholders for consideration. The requirements for submission of shareholder director nominees are outlined above under “GOVERNANCE OF THE COMPANY — Selection of Directors.”

All proposals to be submitted to shareholders must comply with applicable SEC rules. You must submit your proposals for inclusion in the Company’s proxy materials and notices to the Company to the Corporate Secretary, and it is recommended that you send it by certified mail, return receipt requested to ensure timely delivery.

OTHER MATTERS TO COME BEFORE THE MEETING

If any business not described in this Proxy Statement should come before the Annual Meeting for your consideration, it is intended that the shares represented by our proxies will be voted at their discretion. As of the date of this Proxy Statement, we knew of no other matter which might be presented for shareholder action at the meeting.

By Order of the Board of Directors

Karen S. Haller Senior Vice President/General Counsel and Corporate Secretary

Southwest Gas Holdings 2018 Notice and Proxy    51

SWX1PS2018

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1 through 3.

1.	Election of directors:			☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
	01 Robert L. Boughner	05 LeRoy C. Hanneman, Jr.	09 A. Randall Thoman
	02 José A. Cárdenas	06 John P. Hester	10 Thomas A. Thomas
	03 Thomas E. Chestnut	07 Anne L. Mariucci
	04 Stephen C. Comer	08 Michael J. Melarkey

    Please fold here – Do not separate

To withhold authority to vote for a particular nominee, mark the Vote FOR all nominees (except as marked) box and enter the number next to the name(s) of the exceptions in the space provided. Unless authority to vote for all the foregoing nominees is withheld, this proxy will be deemed to confer authority to vote for every nominee whose name is not listed.

2. To APPROVE, on an advisory basis, the Company’s executive compensation.	☐ For	☐ Against	☐ Abstain

3. To RATIFY the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2018.	☐ For	☐ Against	☐ Abstain

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SOUTHWEST GAS HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 3, 2018

at 3:00 P.M. PDT

CILI RESTAURANT AT BALI HAI GOLF CLUB

5160 Las Vegas Blvd. South

Las Vegas, Nevada 89119

Please refer to the back of this Proxy Card for Voting Instructions

“Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at:

www.investorelections.com/swx”

PROXY

This proxy will be voted in the manner directed by the shareholder(s). If no direction is made, this proxy will be voted FOR the listed Nominees (Proposal 1), FOR Approval, on an advisory basis, of Executive Compensation (Proposal 2) and FOR Auditor Selection Ratification (Proposal 3).

The undersigned hereby revokes all previously granted proxies and appoints Michael J. Melarkey and José A. Cárdenas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated by telephone, by internet or by mail, all the shares of Common Stock of the undersigned at the 2018 Annual Meeting of Shareholders of Southwest Gas Holdings, Inc., and at any adjournments thereof; and at their discretion, with authorization to vote such shares on any other matters as may properly come before the meeting or any adjournment thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL	VOTE IN PERSON
www.proxypush.com/swx	1-866-883-3382
		Mark, sign and date your	Directions to attend the Annual
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 2, 2018.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 2, 2018.	proxy card and return it in the postage-paid envelope provided.	Meeting and vote in person are included on the map on page M-1 of the Notice of 2018 Annual Meeting of Shareholders and Proxy Statement.

If you vote your proxy by Internet or by telephone, you do NOT need to return your Proxy Card by mail.